Consolidated Financial Statements

2003 Consolidated Financial Statements

Page	Audited Financial Statements:

74	Management’s Responsibility for Financial Information

74	Shareholders’ Auditors’ Report

75	Consolidated Balance Sheet

76	Consolidated Statement of Income

77	Consolidated Statement of Changes in Shareholders’ Equity

78	Consolidated Statement of Cash Flows

79	Notes to the Consolidated Financial Statements

Supplementary Information:

115	Principal Subsidiaries

116	Eleven-year Statistical Review

2003 Scotiabank Annual Report	73

Consolidated Financial Statements

Management’s Responsibility for Financial Information

The management of The Bank of Nova Scotia (the Bank) is responsible for the integrity and fair presentation of the financial information contained in this Annual Report. These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles, including the accounting requirements of the Superintendent of Financial Institutions Canada.

     The consolidated financial statements, where necessary, include amounts which are based on the best estimates and judgement of management. Financial information presented elsewhere in this Annual Report is consistent with that shown in the accompanying consolidated financial statements.

     Management has always recognized the importance of the Bank maintaining and reinforcing the highest possible standards of conduct in all of its actions, including the preparation and dissemination of statements fairly presenting the financial condition of the Bank. In this regard, management has developed and maintains a system of accounting and reporting which provides for the necessary internal controls to ensure that transactions are properly authorized and recorded, assets are safeguarded against unauthorized use or disposition, and liabilities are recognized. The system is augmented by written policies and procedures, the careful selection and training of qualified staff, the establishment of organizational structures providing an appropriate and well-defined division of responsibilities, and the communication of policies and guidelines of business conduct throughout the Bank.

     The system of internal controls is further supported by a professional staff of internal auditors who conduct periodic audits of all aspects of the Bank’s operations. As well, the Bank’s Chief Auditor has full and free access to, and meets periodically with, the Audit Committee of the Board of Directors.

     The Superintendent of Financial Institutions Canada examines and enquires into the business and affairs of the Bank, to the extent deemed necessary, to satisfy himself that the provisions of the Bank Act, having reference to the safety of the interests of depositors, creditors and shareholders of the Bank, are being duly observed and that the Bank is in a sound financial condition.

     The Audit Committee, composed entirely of outside directors, reviews the consolidated financial statements with both management and the independent auditors before such statements are approved by the Board of Directors and submitted to the shareholders of the Bank.

     The Conduct Review and Pension Committees of the Board of Directors, composed entirely of outside directors, review and report their findings to the Board of Directors on all related party transactions having a material impact on the Bank.

     KPMG LLP and PricewaterhouseCoopers LLP, the independent auditors appointed by the shareholders of the Bank, have examined the consolidated financial statements of the Bank in accordance with Canadian generally accepted auditing standards and have expressed their opinion upon completion of such examination in the following report to the shareholders. In order to provide their opinion on these consolidated financial statements, the Shareholders’ Auditors review the system of internal controls and conduct their work to the extent that they consider appropriate. The Shareholders’ Auditors have full and free access to, and meet periodically with, the Audit Committee to discuss their audit and findings as to the integrity of the Bank’s accounting, financial reporting and related matters.

Peter C. Godsoe Chairman of the Board and Chief Executive Officer Toronto, December 2, 2003	Richard E. Waugh President	Sarabjit S. Marwah Senior Executive Vice-President and Chief Financial Officer

Shareholders’ Auditors’ Report

To the Shareholders of The Bank of Nova Scotia

We have audited the Consolidated Balance Sheets of The Bank of Nova Scotia as at October 31, 2003 and 2002, and the Consolidated Statements of Income, Changes in Shareholders’ Equity and Cash Flows for each of the years in the three-year period ended October 31, 2003. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Bank as at October 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended October 31, 2003 in accordance with Canadian generally accepted accounting principles.

KPMG LLP Chartered Accountants	PricewaterhouseCoopers LLP Chartered Accountants	Toronto, December 2, 2003

74	2003 Scotiabank Annual Report

Consolidated Financial Statements

Consolidated Balance Sheet

As at October 31 ($ millions)	2003	2002

Assets
Cash resources
Cash and non-interest-bearing deposits with banks	$1,373	$1,664
Interest-bearing deposits with banks	17,111	16,582
Precious metals	2,097	2,027

	20,581	20,273

Securities (Note 3)
Investment	20,293	21,602
Trading	42,899	34,592

	63,192	56,194

Loans (Note 4)
Residential mortgages	61,646	56,295
Personal and credit cards	26,277	23,363
Business and governments	64,313	77,181
Securities purchased under resale agreements	22,648	32,262

	174,884	189,101
Allowance for credit losses (Note 5 b)	3,217	3,430

	171,667	185,671

Other
Customers’ liability under acceptances	6,811	8,399
Land, buildings and equipment (Note 6)	1,944	2,101
Trading derivatives’ market valuation (Note 22 d)	15,308	15,821
Goodwill (Note 7)	270	299
Other intangible assets (Note 7)	284	305
Other assets (Note 8)	5,835	7,317

	30,452	34,242

	$285,892	$296,380

Liabilities and shareholders’ equity
Deposits (Note 9)
Personal	$76,431	$75,558
Business and governments	93,541	93,830
Banks	22,700	26,230

	192,672	195,618

Other
Acceptances	6,811	8,399
Obligations related to securities sold under repurchase agreements	28,686	31,881
Obligations related to securities sold short	9,219	8,737
Trading derivatives’ market valuation (Note 22 d)	14,758	15,500
Other liabilities (Note 10)	14,145	15,678
Non-controlling interest in subsidiaries (Note 11)	2,326	1,912

	75,945	82,107

Subordinated debentures (Note 12)	2,661	3,878

Shareholders’ equity
Capital stock (Note 13)
Preferred shares	800	1,275
Common shares and contributed surplus	3,141	3,002
Retained earnings	11,747	10,398
Cumulative foreign currency translation	(1,074)	102

	14,614	14,777

	$285,892	$296,380

Peter C. Godsoe Chairman of the Board and Chief Executive Officer	Richard E. Waugh President

The accompanying notes are an integral part of these consolidated financial statements.

2003 Scotiabank Annual Report	75

Consolidated Financial Statements

Consolidated Statement of Income

For the year ended October 31 ($ millions)	2003	2002	2001

Interest income
Loans	$9,945	$10,708	$13,049
Securities	2,859	3,087	3,062
Deposits with banks	442	573	872

	13,246	14,368	16,983

Interest expense
Deposits	5,222	5,519	8,233
Subordinated debentures	139	203	303
Other	1,735	1,971	2,247

	7,096	7,693	10,783

Net interest income	6,150	6,675	6,200
Provision for credit losses (Note 5 b and Note 23)	893	2,029	1,425

Net interest income after provision for credit losses	5,257	4,646	4,775

Other income
Card revenues	204	280	211
Deposit and payment services	593	556	561
Mutual funds	161	174	161
Investment management, brokerage and trust services	455	473	477
Credit fees	684	671	640
Trading revenues	501	439	447
Investment banking	673	592	598
Net gain on investment securities (Note 3)	159	179	217
Securitization revenues	140	162	220
Other	445	416	539

	4,015	3,942	4,071

Net interest and other income	9,272	8,588	8,846

Non-interest expenses
Salaries and staff benefits	3,361	3,344	3,220
Premises and technology	1,156	1,183	1,133
Communications	251	281	285
Advertising and business development	199	208	217
Professional	141	136	157
Business and capital taxes	144	168	208
Other	448	417	442
Loss on disposal of subsidiary operations (Note 23)	31	237	—

	5,731	5,974	5,662

Income before the undernoted	3,541	2,614	3,184
Provision for income taxes (Note 15)	784	601	876
Non-controlling interest in net income of subsidiaries	280	216	139

Net income	$2,477	$1,797	$2,169

Preferred dividends paid and other	71	105	108

Net income available to common shareholders	$2,406	$1,692	$2,061

Average number of common shares outstanding (thousands) (Note 17):
Basic	504,783	504,340	500,619
Diluted	512,869	512,752	508,995
Earnings per common share (in dollars) (Note 17):
Basic	$4.76	$3.36	$4.12
Diluted	$4.69	$3.30	$4.05
Dividends per common share (in dollars)	$1.68	$1.45	$1.24

The accompanying notes are an integral part of these consolidated financial statements.

76	2003 Scotiabank Annual Report

Consolidated Financial Statements

Consolidated Statement of Changes in Shareholders’ Equity

For the year ended October 31 ($ millions)	2003	2002		2001

Preferred shares (Note 13)
Bank:
Balance at beginning of year	$1,025	$1,525		$1,525
Redeemed	(475)	(500)		—

Balance at end of year	550	1,025		1,525
Scotia Mortgage Investment Corporation	250	250		250

Total	800	1,275		1,775

Common shares and contributed surplus
Common shares (Note 13):
Balance at beginning of year	3,002	2,920		2,765
Issued	163	101		155
Purchased for cancellation	(25)	(19)		—

Balance at end of year	3,140	3,002		2,920
Contributed surplus: Fair value of stock options (Note 14)	1	—		—

Total	3,141	3,002		2,920

Retained earnings
Balance at beginning of year(1)	10,398	9,674		8,275
Cumulative effect of adoption of new accounting standards	—	(76	)(2)	(39	)(3)

	10,398	9,598		8,236
Net income	2,477	1,797		2,169
Dividends: Preferred	(52)	(105)		(108)
Common	(849)	(732)		(621)
Purchase of shares and premium on redemption	(220)	(154)		—
Other	(7)	(6)		(2)

Balance at end of year	11,747	10,398		9,674

Cumulative foreign currency translation
Balance at beginning of year	102	239		160
Net unrealized foreign exchange translation gains/(losses)(4)	(1,176)	(137	)(5)	79

Balance at end of year	(1,074)	102		239

Total shareholders’ equity at end of year	$14,614	$14,777		$14,608

(1)	Cumulative foreign currency translation has been separately disclosed from retained earnings.

(2)	Refer to Note 7.

(3)	Refer to Note 15.

(4)	Comprises unrealized foreign exchange translation gains/(losses) on net investments in self-sustaining foreign operations of $(2,185) (2002 — $(128); 2001 — $348), gains/(losses) from related foreign exchange hedging activities of $1,009 (2002 — $(31); 2001 — $(288)), reversal of prior years’ foreign exchange losses which were recognized in the Consolidated Statement of Income of nil (2002 — $12; 2001 — $19) and other of nil (2002 — $10; 2001 — nil).

(5)	Includes unrealized foreign exchange gains of $107 arising in fiscal 2002 from the translation of the net investment position in Scotiabank Quilmes, which were recorded in cumulative foreign currency translation. On disposal of Scotiabank Quilmes’ operations (refer to Note 23), the lifetime foreign exchange gains of $95 were transferred to the Consolidated Statement of Income.

The accompanying notes are an integral part of these consolidated financial statements.

2003 Scotiabank Annual Report	77

Consolidated Financial Statements

Consolidated Statement of Cash Flows

Sources and (uses) of cash flows
For the year ended October 31 ($ millions)	2003	2002	2001

Cash flows from operating activities
Net income	$2,477	$1,797	$2,169
Adjustments to net income to determine cash flows:
Depreciation and amortization	237	271	295
Provision for credit losses	893	2,029	1,425
Future income taxes	(108)	104	108
Net gain on investment securities	(159)	(179)	(217)
Loss on disposal of subsidiary operations (Note 23)	—	237	—
Net accrued interest receivable and payable	406	(147)	(104)
Trading securities	(10,218)	(7,402)	(2,817)
Trading derivatives’ market valuation, net	(375)	105	(888)
Other, net	(263)	136	(428)

	(7,110)	(3,049)	(457)

Cash flows from financing activities
Deposits	10,941	14,846	845
Obligations related to securities sold under repurchase agreements	722	2,671	(975)
Obligations related to securities sold short	653	2,314	2,122
Subordinated debenture redemptions/repayments	(1,059)	(1,421)	(106)
Capital stock issued	163	101	111
Capital stock redeemed/purchased for cancellation	(720)	(673)	—
Cash dividends paid	(901)	(837)	(686)
Other, net	(415)	1,199	(359)

	9,384	18,200	952

Cash flows from investing activities
Interest-bearing deposits with banks	(2,061)	(117)	1,753
Loans, excluding securitizations	(903)	(20,244)	1,257
Loan securitizations	2,443	2,241	2,053
Investment securities:
Purchases	(26,566)	(29,434)	(46,573)
Maturities	10,685	10,665	8,165
Sales	15,168	21,302	33,233
Land, buildings and equipment, net of disposals	(135)	(38)	(164)
Other, net(1)	(449)	198	(29)

	(1,818)	(15,427)	(305)

Effect of exchange rate changes on cash and cash equivalents	(148)	(96)	37

Net change in cash and cash equivalents	308	(372)	227
Cash and cash equivalents at beginning of year	589	961	734

Cash and cash equivalents at end of year	$897	$589	$961

Represented by:
Cash and non-interest-bearing deposits with banks	$1,373	$1,664	$1,535
Cheques and other items in transit, net liability (Note 10)	(476)	(1,075)	(574)

Cash and cash equivalents at end of year	$897	$589	$961

Cash disbursements made for:
Interest	$6,971	$8,332	$11,214
Income taxes	$421	$817	$1,083

(1)	Includes: investments in subsidiaries of $487 (2002 — $61; 2001 — $112), less cash and cash equivalents at the date of acquisition of $38 (2002 — $15; 2001 — $83); elimination of the net liability for cash and cash equivalents on disposal of subsidiary operations of nil (2002 — $106; 2001 — nil); and net proceeds from dispositions of business units of nil (2002 — $138; 2001 — nil).

The accompanying notes are an integral part of these consolidated financial statements.

78	2003 Scotiabank Annual Report

Consolidated Financial Statements

Notes to the Consolidated Financial Statements

Page	Note

80	1.	Significant accounting policies

84	2.	Future accounting changes

85	3.	Securities

86	4.	Loans

88	5.	Impaired loans and allowance for credit losses

88	6.	Land, buildings and equipment

89	7.	Goodwill and other intangible assets

89	8.	Other assets

90	9.	Deposits

90	10.	Other liabilities

90	11.	Non-controlling interest in subsidiaries

91	12.	Subordinated debentures

92	13.	Capital stock

93	14.	Stock-based compensation

95	15.	Corporate income taxes

96	16.	Employee future benefits

97	17.	Earnings per common share

97	18.	Related party transactions

97	19.	Segmented results of operations

100	20.	Guarantees, commitments and contingent liabilities

102	21.	Financial instruments

105	22.	Derivative instruments

108	23.	Argentine charges

109	24.	Acquisitions

110	25.	Sale of business

110	26.	Reconciliation of Canadian and United States generally accepted accounting principles

2003 Scotiabank Annual Report	79

Consolidated Financial Statements

1.	Significant accounting policies

The consolidated financial statements of The Bank of Nova Scotia have been prepared in accordance with Canadian generally accepted accounting principles (GAAP), including the accounting requirements of the Superintendent of Financial Institutions Canada (the Superintendent). The significant accounting policies used in the preparation of these consolidated financial statements are summarized on the following pages and conform in all material respects to Canadian GAAP. In addition, Note 26 describes and reconciles the significant measurement differences between Canadian and U.S. GAAP affecting the accompanying consolidated financial statements.

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements, and income and expenses during the reporting period. Key areas of estimation where management has made difficult, complex or subjective judgements, often as a result of matters that are inherently uncertain, include those relating to the allowance for credit losses, the fair value of financial instruments, and other-than-temporary impairment of investment securities. Therefore, actual results could differ from these and other estimates.

     Certain comparative amounts have been reclassified to conform with current year presentation. Where new accounting policies have been adopted during the year, the effects of these changes have been discussed in the respective notes.

Basis of consolidation

The consolidated financial statements include the assets, liabilities and results of operations of the Bank and all of its subsidiaries after the elimination of intercompany transactions and balances. Subsidiaries are defined as corporations controlled by the Bank which are normally corporations in which the Bank owns more than 50% of the voting shares.

     Investments in associated corporations, where the Bank has significant influence which is normally evidenced by direct or indirect ownership of between 20% and 50% of the voting shares, are carried on the equity basis of accounting and are included in investment securities in the Consolidated Balance Sheet. The Bank’s share of earnings of such corporations is included in interest income from securities in the Consolidated Statement of Income.

Translation of foreign currencies

Foreign currency monetary assets and liabilities of the Bank’s integrated foreign operations, and all foreign currency denominated assets and liabilities of its self-sustaining foreign operations are translated into Canadian dollars at rates prevailing at the end of the financial year. Foreign currency non-monetary assets and liabilities of the Bank’s integrated foreign operations are translated into Canadian dollars at historical rates.

     Unrealized gains and losses arising upon translation of net foreign currency investment positions in self-sustaining branches, subsidiaries and associated corporations, together with any gains or losses arising from hedges of those net investment positions, are credited or charged to cumulative foreign currency translation in the Consolidated Balance Sheet, except as noted below. Upon sale, reduction or substantial liquidation of an investment position, the previously recorded unrealized gains or losses thereon are transferred from cumulative foreign currency translation in the Consolidated Balance Sheet to the Consolidated Statement of Income.

     Translation gains and losses arising in the Bank’s integrated foreign operations, as well as those arising from self-sustaining foreign operations in highly inflationary environments, if any, are included in other income — trading revenues in the Consolidated Statement of Income.

     Revenues and expenses denominated in foreign currencies are translated using average exchange rates, except for depreciation and amortization of foreign currency denominated buildings, equipment and leasehold improvements of the Bank’s integrated operations, which are translated using historical rates.

Precious metals

Precious metals are carried at market value and are included in cash resources in the Consolidated Balance Sheet. The liability arising from outstanding certificates is also carried at market value and included in other liabilities in the Consolidated Balance Sheet.

Securities

Securities are held in either the investment or trading portfolio. Investment securities comprise debt and equity securities held for liquidity and longer-term investment. Equity securities in which the Bank’s holdings of voting shares are less than 20% are carried at cost, except where significant influence is demonstrated. Debt securities held in the investment account are carried at amortized cost with premiums and discounts being amortized to income over the period to maturity. When there has been a decline in value of debt or equity securities that is other than temporary, the carrying value of the securities is appropriately reduced. Such reductions, if any, together with gains and losses on disposals, which are determined on an average cost basis, are included in other income — net gain on investment securities in the Consolidated Statement of Income.

     Included in the investment portfolio are bonds received from the conversion of loans to designated emerging markets which are recorded at their face value net of the related country risk allowance. Loan substitute securities are customer financings which have been restructured as after-tax investments rather than conventional loans in order to provide the issuers with a lower borrowing rate. Such securities are accorded the accounting treatment applicable to loans.

     Trading securities are intended to be held for a short period of time and are carried at market value. Gains and losses on disposal and adjustments to market value are included in other income — trading revenues in the Consolidated Statement of Income. Where securities are used to hedge the volatility of stock-based compensation, gains and losses on disposal and adjustments to market value are included in salaries and staff benefits expense in the Consolidated Statement of Income.

Loans

Loans are stated net of any unearned income and of an allowance for credit losses. Interest income is accounted for on the accrual basis for all loans other than impaired loans. Accrued interest is included in other assets in the Consolidated Balance Sheet.

     A loan is classified as impaired when, in management’s opinion, there has been a deterioration in credit quality to the extent that there is no longer reasonable assurance of timely collection of the full amount of principal and interest. If a payment on a loan is contractually 90 days in arrears, the loan will be classified as impaired, if not already classified as such, unless the loan is fully secured, the collection of the debt is in process and the collection

80	2003 Scotiabank Annual Report

Consolidated Financial Statements

efforts are reasonably expected to result in repayment of the loan or in restoring it to a current status within 180 days from the date a payment has become contractually in arrears. Finally, a loan that is contractually 180 days in arrears is classified as impaired in all situations, except when it is guaranteed or insured by the Canadian government, the provinces or a Canadian government agency; such loans are classified as impaired if the loan is contractually in arrears for 365 days. Any credit card loan that has a payment that is contractually 180 days in arrears is written off.

     When a loan is classified as impaired, recognition of interest ceases. For those sovereign risk loans to which the related country risk allowance applies, interest continues to be accrued in income, except when the loans are classified as impaired. Interest received on impaired loans is credited to the carrying value of the loan.

     Loans are generally returned to accrual status when the timely collection of both principal and interest is reasonably assured and all delinquent principal and interest payments are brought current.

     Foreclosed assets received after April 30, 2003 meeting specified criteria are considered to be held for sale and recorded at fair value less costs to sell in other assets in the Consolidated Balance Sheet. If the specified criteria are not met, the asset is considered to be held for use, measured initially at fair value and accounted for in the same manner as a similar asset acquired in the normal course of business. Prior to May 1, 2003, foreclosed assets were included in impaired loans and presumed to be held for sale. As at October 31, 2003, these foreclosed assets totalled $96 million, of which $72 million were classified as held for sale as specified criteria were met at that date; the remainder were classified as held for use.

     Loan fees are recognized in income over the appropriate lending or commitment period. Loan syndication fees are included in credit fees in other income when the syndication is completed.

Securities purchased/sold under resale/repurchase agreements

The purchase and sale of securities under resale and repurchase agreements are treated as collateralized lending and borrowing transactions. The related interest income and interest expense are recorded on an accrual basis.

Allowance for credit losses

The Bank maintains an allowance for credit losses which, in management’s opinion, is adequate to absorb all incurred credit-related losses in its portfolio of the following on and off-balance sheet items: deposits with banks, loan substitute securities, securities purchased under resale agreements, loans, acceptances and other indirect credit commitments, such as letters of credit and guarantees. The allowance for credit losses consists of specific allowances, a general allowance, and a country risk allowance, each of which is reviewed on a regular basis. The allowance for credit losses against on-balance sheet items is included as a reduction of the related asset category, and allowances relating to off-balance sheet items are included in other liabilities in the Consolidated Balance Sheet. Full or partial write-offs of loans are recorded when management believes there is no realistic prospect of full recovery. Actual write-offs, net of recoveries, are deducted from the allowance for credit losses.

Specific allowances

Specific allowances, except those relating to credit card loans, certain personal loans and certain international residential mortgages, are determined on an item-by-item basis and reflect the associated estimated credit loss. In the case of loans, the specific allowance is the amount that is required to reduce the carrying value of an impaired loan to its estimated realizable amount. Generally, the estimated realizable amount is measured by discounting the expected future cash flows at the effective interest rate inherent in the loan at the date of impairment. When the amounts and timing of future cash flows cannot be measured with reasonable reliability, either the fair value of any security underlying the loan, net of expected costs of realization and any amounts legally required to be paid to the borrower, or the observable market price for the loan is used to measure the estimated realizable amount. The change in the present value attributable to the passage of time on the expected future cash flows is reported as a reduction of the provision for credit losses in the Consolidated Statement of Income. Specific allowances for credit card loans, certain personal loans and certain international residential mortgages are calculated using a formula method taking into account recent loss experience.

General allowance

The general allowance is established against the loan portfolio in respect of the Bank’s core business lines where prudent assessment by the Bank of past experience and existing economic and portfolio conditions indicate that it is probable that losses have occurred, but where such losses cannot be determined on an item-by-item basis.

     The general allowance for business and government loans is underpinned by a risk rating process in which internal risk ratings are assigned at the time of loan origination, monitored on an on-going basis, and adjusted to reflect changes in underlying credit risk. With the internal risk ratings as the foundation, the allowance is initially calculated through the application of migration and default statistics by risk rating, loss severity in the event of default, and exposure at default patterns within each of the business line portfolios. Based upon recent observable data, senior management forms a judgement whether adjustments are necessary to the initially calculated (quantitative) allowance and the amount of any such adjustments. In making this judgement, management considers observable factors such as economic trends and business conditions, portfolio concentrations, and trends in volumes and severity of delinquencies.

     For personal loan, credit card and mortgage portfolios, expected losses are estimated through analysis of historical loss migration and write-off trends.

     The level of general allowance is re-assessed quarterly and may fluctuate as a result of changes in portfolio volumes, concentrations and risk profile; analysis of evolving trends in probability of loss, severity of loss and exposure at default factors; and management’s current assessment of factors that may have affected the condition of the portfolio.

     While the total general allowance is established through a step-by-step process that considers risk arising from specific segments of the portfolio, the resulting total general allowance is available to absorb all incurred losses in the loan portfolio.

Country risk allowance

The country risk allowance is maintained in accordance with instructions issued by the Superintendent based on total transborder exposure to a prescribed group of countries. In accordance with those instructions, any new exposures to those designated emerging markets after October 31,1995, are subject to the same procedures as those used for determining specific allowances referred to above.

2003 Scotiabank Annual Report	81

Consolidated Financial Statements

Sales of loans

Effective July 1, 2001, the Bank adopted a new Canadian Institute of Chartered Accountants’ (CICA) accounting guideline for transfers of loans.

     Transfers of loans occurring after June 30, 2001, to unrelated parties are treated as sales provided that control over the transferred loans has been surrendered and consideration other than beneficial interests in the transferred loans has been received in exchange. If these criteria are not satisfied, then the transfers are treated as financing transactions. If treated as sales, the loans are removed from the Consolidated Balance Sheet and a gain or loss is recognized in income immediately based on the carrying value of the loans transferred, allocated between the assets sold and the retained interests in proportion to their fair values at the date of transfer. The fair values of loans sold, retained interests and recourse liabilities are determined using either quoted market prices, pricing models which take into account management’s best estimates of key assumptions such as expected losses, prepayments and discount rates commensurate with the risks involved, or sales of similar assets. Where the Bank continues to service the loans sold, a servicing liability or asset is recognized and amortized over the servicing period as servicing fees.

     Retained interests in securitizations that can be contractually prepaid or otherwise settled in such a way that the Bank would not recover substantially all of its recorded investment are classified in investment securities in the Consolidated Balance Sheet. Such retained interests are tested regularly for other-than-temporary impairment. When there has been an adverse change in the expected cash flows and the fair value of such retained interests is less than the carrying value, the retained interest’s carrying value is reduced to that fair value by a charge to securitization revenues in the Consolidated Statement of Income. Other retained interests are classified and accounted for as loans.

     Loans transferred prior to July 1, 2001, or transfers arising from the commitments made prior to that date, are accounted for as sales if significant risks and rewards of ownership have been transferred. Gains on sale are recognized immediately, unless there is recourse to the Bank in excess of expected losses, in which case the gains on sale are considered unrealized and deferred until they are collected in cash and there is no recourse to that cash. Losses are recognized in income immediately.

     For securitizations of loans, gains and losses on sale and servicing fee revenues are reported in securitization revenues in other income in the Consolidated Statement of Income. Where a servicing liability or asset is recognized, the amount is recorded in other liabilities or other assets in the Consolidated Balance Sheet.

     On November 1, 2002, the Bank established a new accounting policy for the sale of performing loans (other than by way of securitization), which is one of its credit risk management strategies. As such, gains and losses are reported in other income — other. Gains and losses on sales of impaired loans are reported in the provision for credit losses.

Acceptances

The Bank’s potential liability under acceptances is reported as a liability in the Consolidated Balance Sheet. The Bank has equal and offsetting claims against its customers in the event of a call on these commitments, which are reported as an asset. Fees earned are reported in other income — credit fees in the Consolidated Statement of Income.

Land, buildings and equipment

Land is carried at cost. Buildings, equipment and leasehold improvements are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful life of the related asset as follows: buildings — 40 years, equipment — 3 to 10 years, and leasehold improvements — term of lease plus one renewal option period.

     Net gains and losses on disposal are included in other income — other, in the Consolidated Statement of Income, in the year of disposal.

Goodwill and other intangible assets

Effective November 1, 2001, the Bank retroactively adopted a new CICA accounting standard for goodwill and other intangible assets without restatement of prior periods.

     Goodwill is the excess of the purchase price paid for the acquisition of a subsidiary over the fair value of the net assets acquired.

     Goodwill and other intangible assets with indefinite useful lives are not amortized, but are subject to impairment tests on at least an annual basis. Goodwill is allocated to reporting units and any potential goodwill impairment is identified by comparing the carrying value of a reporting unit with its fair value. If any potential impairment is indicated, then it is quantified by comparing the carrying value of goodwill to its fair value, calculated as the fair value of the reporting unit less the fair value of its assets and liabilities.

     Intangible assets, other than goodwill, which do not have indefinite useful lives are amortized on a straight-line basis over their useful lives not exceeding 20 years. These intangible assets are subject to an impairment test when events and circumstances indicate the carrying amounts may not be recoverable.

Corporate income taxes

The Bank follows the asset and liability method of accounting for corporate income taxes. Under this method, future tax assets and liabilities represent the cumulative amount of tax applicable to temporary differences between the carrying amount of the assets and liabilities, and their values for tax purposes. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Changes in future income taxes related to a change in tax rates are recognized in income in the period of the tax rate change.

     Future tax assets and liabilities are included in other assets and other liabilities in the Consolidated Balance Sheet.

Derivative instruments

     Derivative instruments are financial contracts whose value is derived from interest rates, foreign exchange rates or other financial or commodity indices. Most derivative instruments can be characterized as interest rate contracts, foreign exchange and gold contracts, commodity contracts, equity contracts or credit contracts. Derivative instruments are either exchange-traded contracts or negotiated over-the-counter contracts. Exchange-traded derivatives include futures and option contracts. Negotiated over-the-counter derivatives include swaps, forwards and options.

     The Bank enters into these derivative instruments to accommodate the risk management needs of its customers, for proprietary trading and for asset/liability management purposes.

     Derivative instruments designated as “trading” include derivatives entered into with customers to accommodate their risk

82	2003 Scotiabank Annual Report

Consolidated Financial Statements

management needs and derivatives transacted to generate trading income from the Bank’s proprietary trading positions. Trading derivatives are carried at their fair values [refer to Note 22(d)]. In determining the fair value of trading derivatives, a deferral is made to cover credit risk and ongoing direct costs over the life of the instruments. The gains and losses resulting from changes in fair values are included in other income — trading revenues in the Consolidated Statement of Income. Unrealized gains and unrealized losses on trading derivatives are reported separately in the Consolidated Balance Sheet as trading derivatives’ market valuation.

     Derivative instruments designated as “asset/liability management” are those used to manage the Bank’s interest rate, foreign currency and other exposures, which include instruments designated as hedges. Income and expense on these derivatives are recognized over the life of the related position, primarily as an adjustment to net interest income. If designated hedges are no longer effective, the derivative instrument is reclassified as trading and subsequently marked-to-market. Gains and losses from effective hedges, as well as those on terminated contracts, are deferred and amortized over the remaining life of the related positions. Accrued income and expense and deferred gains and losses are included in other assets and other liabilities, as appropriate, in the Consolidated Balance Sheet. Where the Bank manages its exposures using written put options or written credit default swaps, these derivatives are carried at fair value with changes in their fair value included in other income — other, in the Consolidated Statement of Income. Where derivative instruments are used to hedge the volatility of stock-based compensation, these derivatives are carried at fair value with changes in their fair value included in salaries and staff benefits expense, in the Consolidated Statement of Income.

Employee future benefits

The Bank maintains pension and other benefit plans for qualified employees in Canada, the United States and other international operations. Pension benefits are based on the length of service and generally the final five years’ average salary. Other retirement, employment and post-employment benefits include health and dental care, life insurance and other benefits.

     The cost of pensions and other future benefits earned by employees is actuarially determined each year using the projected benefit method prorated on service and management’s best estimate of expected plan investment performance, salary escalation, retirement age of employees and health care costs. Current market interest rates, for the periods over which payments are estimated to be required, are used to estimate the present value of future benefit obligations. Generally, for the purpose of calculating the expected return on plan assets, equity instruments are valued using a methodology in which the difference between actual and expected returns is recognized in the value of the assets over a three-year period; fixed income instruments are recognized at market value. Past service costs from plan amendments are amortized on a straight-line basis over the average remaining period to full eligibility of employees active at the date of amendment. For most plans, the net actuarial gain or loss that exceeds 10 percent of the greater of the benefit obligation and the value of plan assets is amortized over the average remaining service period of active employees. As well, a pension valuation allowance is recognized for any excess of the prepaid benefit expense over the expected future benefit.

     The cumulative difference between pension expense and funding contributions is included in other assets in the Consolidated Balance Sheet. The difference between the other future benefits expense and payments to qualifying individuals is included in other liabilities in the Consolidated Balance Sheet.

Stock-based compensation

The CICA issued a new accounting standard requiring the use of a fair-value-based method for certain stock-based compensation arrangements. The Bank adopted this standard effective November 1, 2002, on a prospective basis for all of its stock-based compensation plans. The transition to this new standard had no impact on these consolidated financial statements on the date of adoption.

     The Bank has stock option plans and other stock-based compensation plans for certain eligible employees and non-officer directors that are described more fully in Note 14.

     Prior to the adoption of the new standard, the Bank did not recognize any compensation expense for stock options, since the exercise price was set at an amount equal to the closing price on the day prior to the grant of the stock options. When these stock options are exercised, the proceeds received by the Bank are credited to common shares in the Consolidated Balance Sheet.

     Commencing November 1, 2002, new stock option grants to employees have tandem stock appreciation rights (Tandem SARs), which allow the employee to either exercise the stock option for shares, or to exercise the Tandem SAR and thereby receive the intrinsic value of the stock option in cash. Tandem SARs were also retroactively attached in December 2002 to the fiscal 2002 option grants. Options with Tandem SARs are accounted for in the same manner as the Bank’s other stock-based compensation plans as described below. If an employee chooses to exercise the option, thereby cancelling the Tandem SAR, both the exercise price and the accrued liability are credited to common shares in the Consolidated Balance Sheet.

     Beginning November 1, 2002, new stock option grants to non-officer directors (which do not have Tandem SAR features) are expensed using a fair-value-based method (Black-Scholes pricing model) and recorded in other non-interest expenses with a corresponding credit to contributed surplus in the Consolidated Balance Sheet.

     Changes in the Bank’s obligations under other stock-based compensation plans, which arise from fluctuations in the market price of the Bank’s common shares underlying these compensation plans (including the stock options with Tandem SAR features), are recorded in salaries and staff benefits expense in the Consolidated Statement of Income with a corresponding accrual in other liabilities in the Consolidated Balance Sheet.

2003 Scotiabank Annual Report	83

Consolidated Financial Statements

2.	Future accounting changes

Hedging

The CICA has issued an accounting guideline for hedging relationships that will become effective for the Bank on November 1, 2003. This guideline establishes certain qualifying conditions for the use of hedge accounting, which are more stringent and formalized than current standards. Subsequent to November 1, 2003, asset/liability management (non-trading) derivatives that do not qualify for hedge accounting will be carried at fair value in the Consolidated Balance Sheet, and changes in their fair value will be recorded in the Consolidated Statement of Income. The Bank has reassessed its hedging relationships as at November 1, 2003, and as a result of recording on transition non-qualifying derivatives at fair value, assets and liabilities in the Consolidated Balance Sheet will increase by $705 million and $749 million, respectively. In addition, the associated unrealized net loss of $44 million will be deferred in other assets in the Consolidated Balance Sheet, and recognized in earnings as the original hedged items affect net income.

Consolidation of variable interest entities (VIEs)

In June 2003, the CICA issued a new accounting guideline which requires the consolidation of VIEs by the primary beneficiary. A VIE is an entity where (a) its equity investment at risk is insufficient to permit the entity to finance its activities without additional subordinated support from others and/or where certain essential characteristics of a controlling financial interest are not met, and (b) it does not meet specified exemption criteria. The primary beneficiary is the enterprise that will absorb or receive the majority of the VIEs expected losses, expected residual returns, or both. This guideline is effective for the Bank’s interim financial statements commencing November 1, 2004.

     The following is a summary by VIE category of the presently estimated financial statement impact of this new guideline. Accounting standard setters continue to deliberate implementation issues associated with this guideline. As implementation issues are addressed and revisions to the accounting guideline are made, the estimated effects of this new guideline, as discussed below, may change.

Mutual funds

The Bank sponsors a number of open-ended mutual funds with assets totalling $15.4 billion as at October 31, 2003. As sponsor, the Bank actively manages and administers such funds for a fee. Certain of these funds are considered VIEs under the new accounting guideline as there is a disproportionate relationship between the control of the fund assets and the rights to the investment returns and losses by the mutual fund investors. As a result of the fees charged, the Bank would likely be considered the primary beneficiary, under the new accounting guideline, for those mutual funds that have low volatility in their investment returns (e.g., money market funds). The potential impact is that consolidation would increase total assets and liabilities by approximately $11 billion. A U.S. exposure draft on VIEs proposes to exclude mutual fund trusts from the scope of the U.S. VIE accounting standard. This exposure draft is expected to be issued in final form by the end of December 2003, at which time Canadian standard setters will likely consider similar amendments to their accounting guideline. In any event, the Bank’s right to the underlying mutual fund assets and the maximum loss exposure are limited to its investment in seed capital of $22 million.

Personal and corporate trusts

The Bank offers trust and estate services for administering assets on behalf of specified beneficiaries. The trust structures used are considered VIEs under the new accounting guideline for the same reasons as mutual funds above. As a result of fees charged, the Bank would likely be considered the primary beneficiary under the new accounting guideline for those trust structures that have low volatility in their investment returns and have several unrelated beneficiaries. Given the unique nature of the thousands of trusts that the Bank administers, it is not presently practical to estimate those trusts for which the Bank may be regarded as the primary beneficiary under the new accounting guideline. However, the Bank does not expect to be the primary beneficiary where it only acts as custodian. Consolidating all the non-custodial trusts the Bank administers would increase total assets and liabilities by approximately $10 billion. As with mutual funds, the U.S. exposure draft on VIEs proposes to exclude these trusts from the scope of the U.S. VIE accounting standard. This exposure draft is expected to be issued in final form by the end of December 2003, at which time Canadian standard setters will likely consider similar amendments to their accounting guideline. In any event, the Bank has no exposure to loss on these assets as it does not guarantee the performance of the trusts’ assets, nor does it have the right to these assets except for the collection of fees and expense recoveries.

Securitization vehicles

The Bank administers three multi-seller commercial paper conduit programs. The programs involve the purchase of assets by conduit vehicles from outside parties funded by the issuance of asset-backed commercial paper (totalling $7.3 billion as at October 31, 2003). The sellers continue to service the assets and absorb the first losses for their portion of the program. The Bank has no rights to these assets, but manages for a fee the commercial paper selling program and provides backstop liquidity and partial credit enhancement facilities to the conduits. The Bank’s maximum loss exposure to these programs is $0.8 billion as at October 31, 2003. Efforts are underway to restructure these programs, with the intent that the Bank will not need to consolidate the conduits once the new accounting guideline becomes effective.

     The Bank has historically securitized portions of its credit card and mortgage portfolios (refer to Note 4(b)). The Bank does not expect to consolidate the associated securitization vehicles as they are exempt from the scope of the new guideline.

Scotiabank Trust Securities

The Bank has issued $2.0 billion in innovative Tier 1 capital using two trust structures: BNS Capital Trust and Scotiabank Capital Trust (refer to Note 11). These structures are considered to be VIEs under the new accounting guideline; however, the Bank is likely not the primary beneficiary for Scotiabank Capital Trust. As a result, the Bank would deconsolidate $1.5 billion of non-controlling interest in subsidiaries and record this amount on the Consolidated Balance Sheet as a deposit liability. This will not impact the Bank’s capital ratios as the Superintendent has confirmed that existing securities issued under these trust structures will remain as eligible Tier 1 capital.

Other

The Bank is involved with other entities or structures such as investment vehicles, collateralized debt obligation vehicles, and synthetic leases, which total approximately $5 billion and which could be regarded as VIEs. The Bank continues to assess these structures under the new guideline and does not expect a material financial statement impact.

84	2003 Scotiabank Annual Report

Consolidated Financial Statements

3.	Securities

	Remaining term to maturity					2003	2002

					No
	Within	Three to	One to	Over	specific	Carrying	Carrying
As at October 31 ($ millions)	3 months	12 months	5 years	5 years	maturity	value	value

Investment securities:
Canadian federal government debt	$1,783	$140	$375	$364	$—	$2,662	$3,617
Canadian provincial and municipal debt	299	34	100	41	—	474	355
U.S. treasury and other U.S. agencies	1,104	71	728	512	—	2,415	1,590
Other foreign governments	648	508	2,373	1,792	—	5,321	5,203
Bonds of designated emerging markets(1)	—	—	37	679	—	716	1,146
Other debt	517	878	2,791	1,197	—	5,383	5,655
Preferred shares	—	—	—	—	875 (2)	875	1,125
Common shares	—	—	—	—	2,265	2,265	2,712
Associated corporations	1	11	—	—	140 (3)	152	163
Loan substitute securities	—	4	26	—	—	30	36

Total	4,352	1,646	6,430	4,585	3,280	20,293	21,602

Trading securities(4):
Canadian federal government debt	396	2,850	2,400	2,618	—	8,264	7,645
Canadian provincial and municipal debt	325	134	1,267	1,935	—	3,661	2,739
U.S. treasury and other U.S. agencies	23	—	57	1,977	—	2,057	263
Other foreign governments	912	1,280	2,601	195	—	4,988	2,528
Common shares	—	—	—	—	17,252	17,252	14,987
Other	2,087	610	2,477	1,033	470	6,677	6,430

Total	3,743	4,874	8,802	7,758	17,722	42,899	34,592

Total securities	$8,095	$6,520	$15,232	$12,343	$21,002	$63,192	$56,194

Total by currency (in Canadian equivalent):
Canadian dollar	$4,291	$3,659	$5,240	$5,706	$17,765	$36,661	$32,499
U.S. dollar	1,537	741	4,945	5,486	2,923	15,632	14,039
Other currencies	2,267	2,120	5,047	1,151	314	10,899	9,656

Total securities	$8,095	$6,520	$15,232	$12,343	$21,002	$63,192	$56,194

(1)	This includes restructured bonds of designated emerging markets after deducting a country risk allowance of $363 (2002 — $418). Refer to Note 5.

(2)	Although these securities have no stated term, most provide the Bank with various means to retract or dispose of these shares on earlier dates.

(3)	Equity securities of associated corporations have no stated term, and as a result, have been classified in the “No specific maturity” column.

(4)	Trading securities are carried at market value.

An analysis of unrealized gains and losses on investment securities is as follows:

	2003				2002

		Gross	Gross	Estimated		Gross	Gross	Estimated
	Carrying	unrealized	unrealized	market	Carrying	unrealized	unrealized	market
As at October 31 ($ millions)	value	gains	losses	value	value	gains	losses	value

Canadian federal government debt	$2,662	$29	$—	$2,691	$3,617	$17	$—	$3,634
Canadian provincial and municipal debt	474	4	—	478	355	8	—	363
U.S. treasury and other U.S. agencies	2,415	5	3	2,417	1,590	31	—	1,621
Other foreign governments	5,321	468	38	5,751	5,203	389	33	5,559
Bonds of designated emerging markets	716	314	—	1,030	1,146	172	—	1,318
Other debt	5,383	126	24	5,485	5,655	97	124	5,628
Preferred shares	875	34	22	887	1,125	15	55	1,085
Common shares	2,265	232	244	2,253	2,712	209	269	2,652
Associated corporations	152	—	—	152	163	—	—	163
Loan substitute securities	30	—	—	30	36	—	—	36

Total investment securities	$20,293	$1,212	$331	$21,174	$21,602	$938	$481	$22,059

The net unrealized gain on investment securities of $881 million (2002 — $457 million) decreases to a net unrealized gain of $703 million (2002 — net unrealized loss of $25 million) after the net fair value of derivative instruments and other hedge amounts associated with these securities is taken into account.

2003 Scotiabank Annual Report	85

Consolidated Financial Statements

An analysis of realized gains and losses on sales of investment securities is as follows:

For the year ended October 31 ($ millions)	2003	2002	2001

Realized gains	$492	$1,031	$589
Realized losses and impairment writedowns	333	852	372

Net gain on investment securities	$159	$179	$217

4.	Loans

a)	Loans outstanding

The Bank’s loans net of unearned income and the allowance for credit losses in respect of loans are as follows(1):

As at October 31 ($ millions)	2003	2002

Canada:
Residential mortgages	$57,410	$52,167
Personal and credit cards	22,175	18,944
Business and governments	22,287	22,349
Securities purchased under resale agreements	9,693	10,735

	111,565	104,195

United States:
Business, governments and other	14,814	21,874
Securities purchased under resale agreements	9,715	15,678

	24,529	37,552

Other international:
Personal lending	8,292	8,481
Business and governments	27,258	33,024
Securities purchased under resale agreements	3,240	5,849

	38,790	47,354

	174,884	189,101
Less: allowance for credit losses	3,217	3,430

Total(2)	$171,667	$185,671

(1)	Geographic segmentation of assets is based upon the location of the ultimate risk of the underlying assets.

(2)	Loans denominated in U.S. dollars amount to $40,770 (2002 — $56,665) and loans denominated in other foreign currencies amount to $23,155 (2002 — $29,511).

b)	Sales of loans through securitizations

In fiscal 2003, the Bank securitized mortgages of $2,467 million (2002 — $2,272 million; 2001(1) — $301 million) resulting in recognition of a net gain on sale of $49 million (2002 — $34 million; 2001(1) — $6 million). The Bank’s retained interests, which consist of its rights to future cash flows, had a fair value on the date of sale of $89 million (2002 — $80 million; 2001(1) — $12 million). The Bank retained servicing responsibilities for which a liability of $16 million (2002 — $15 million; 2001(1) — $2 million) was recognized. The weighted average key assumptions used to measure fair value at the dates of securitization were a prepayment rate of 14.3% (2002 — 13.3%; 2001(1) — 16.0%), an excess spread of 1.4% (2002 — 1.4%; 2001(1) — 1.7%), and a discount rate of 4.3% (2002 — 4.9%; 2001(1) — 4.9%). No credit losses are expected as the mortgages are insured.

The cash flows from mortgage securitizations are summarized below:

For the year ended October 31 ($ millions)	2003	2002	2001(1)

Cash flows received for:
Proceeds from mortgages securitized	$2,443	$2,241	$297
Servicing fees	8	3	—
Retained interests	30	15	—

(1)	Subsequent to the change in accounting policy in fiscal 2001 (refer to Note 1).

86	2003 Scotiabank Annual Report

Consolidated Financial Statements

The key assumptions used in measuring the fair value of the retained interests for mortgages securitized since the change in the accounting policy in fiscal 2001 described in Note 1, and the sensitivity of the current fair value of retained interests to a 10% and 20% adverse change to these assumptions are as follows:

As at October 31 ($ millions)	2003	2002

Carrying value of the retained interest ($)	150	87
Fair value of the retained interest ($)	150	88
Weighted average life (in years)	4	5

Prepayment rate (%)	13.8	13.3
Impact on fair value of a 10% adverse change ($)	(3)	(1)
Impact on fair value of a 20% adverse change ($)	(5)	(3)

Residual cash flow annual discount rate (%)	2.8 - 4.3	3.4 - 5.8
Impact on fair value of a 10% adverse change ($)	(1)	(1)
Impact on fair value of a 20% adverse change ($)	(2)	(2)

Excess spread (%)	1.4	1.4
Impact on fair value of a 10% adverse change ($)	(14)	(8)
Impact on fair value of a 20% adverse change ($)	(27)	(16)

The sensitivity measures above are hypothetical and should be used with caution. Other sensitivity estimates should not be extrapolated from those presented above since the relationship between the change in the assumption to the change in fair value is not linear. In addition, changes in a particular assumption and the effect on the fair value of the retained interests is calculated without changing any other assumption; however, the factors are not independent and the actual effects could be magnified or counteracted from the sensitivities presented.

Information on total securitized loan assets is summarized as follows:

	2003			2002			2001

	Outstanding	Impaired and	Net credit	Outstanding	Impaired and	Net credit	Outstanding	Impaired and	Net credit
	securitized	other past due	losses for	securitized	other past due	losses for	securitized	other past due	losses for
	loans as at	loans as at	the year ended	loans as at	loans as at	the year ended	loans as at	loans as at	the year ended
($ millions)	October 31	October 31	October 31	October 31	October 31	October 31	October 31	October 31	October 31

Mortgages	$5,248	$—	$—	$3,829	$—	$—	$2,775	$—	$—
Personal and credit cards	2,417	12	16	3,376	20	23	4,311	32	37
Business loans	—	—	—	—	—	—	3,287	70	7

Total	$7,665	$12	$16	$7,205	$20	$23	$10,373	$102	$44

2003 Scotiabank Annual Report	87

Consolidated Financial Statements

5.	Impaired loans and allowance for credit losses

a)	Impaired loans

				Country	2003	2002
			Specific	risk
As at October 31 ($ millions)	Gross(1)(2)		allowance(1)(3)	allowance	Net	Net

By loan type:
Residential mortgages	$388		$(156)	$—	$232	$285
Personal and credit cards	369		(280)	—	89	117
Business and governments	2,505	(4)	(1,283)	(21)	1,201	1,693

Total	$3,262	(5)(6)	$(1,719)	$(21)	$1,522	$2,095

By geography:
Canada					$241	$279
United States					650	1,225
Other international					631	591

Total					$1,522	$2,095

(1)	As at October 31, 2003, foreclosed assets held for sale of $87 are included in other assets. As at October 31, 2002, foreclosed assets of $120 were included in gross impaired loans, along with a specific allowance of $45.

(2)	Gross impaired loans denominated in U.S. dollars amount to $1,555 (2002 — $2,394) and those denominated in other foreign currencies amount to $1,080 (2002 — $1,059).

(3)	The specific allowance for impaired loans evaluated on an individual basis amounts to $1,290 (2002 — $1,422).

(4)	Includes designated emerging markets loans of $21 (2002 — $25) which are fully provided for by the country risk allowance.

(5)	Impaired loans without an allowance for credit losses against individual loans totalled $154 (2002 — $479).

(6)	Average balance of gross impaired loans totalled $3,848 (2002 — $4,723).

b)	Allowance for credit losses

	Specific	Country risk	General
As at October 31 ($ millions)	allowance	allowance(1)	allowance	2003	2002	2001

Balance at beginning of year	$1,892	$481	$1,475	$3,848	$4,697	$3,306
Acquisition of subsidiaries	—	—	—	—	—	919
Write-offs(2)	(927)	(21)	—	(948)	(2,403)	(1,173)
Recoveries	164	—	—	164	169	123
Provision for credit losses	893	—	—	893	2,029	1,425
Disposal of Scotiabank Quilmes operations (including foreign exchange thereon)	—	—	—	—	(504)	—
Other, including foreign currency adjustment	(303)	(74)	—	(377)	(140)	97

Balance at end of year	$1,719	$386	$1,475	$3,580	$3,848	$4,697

(1)	Includes $363 (2002 — $418; 2001 — $461) which has been deducted from securities.

(2)	Write-offs of loans restructured during the year were $40 (2002 — nil; 2001 — $4).

6.	Land, buildings and equipment

			2003	2002
		Accumulated	Net	Net
		depreciation &	book	book
As at October 31 ($ millions)	Cost	amortization	value	value

Land	$241	$—	$241	$264
Buildings	1,414	358	1,056	1,103
Equipment	2,337	1,882	455	522
Leasehold improvements	651	459	192	212

Total	$4,643	$2,699	$1,944	$2,101

Depreciation and amortization in respect of the above buildings, equipment and leasehold improvements for the year amounted to $208 million (2002 — $243 million; 2001 — $243 million).

88	2003 Scotiabank Annual Report

Consolidated Financial Statements

7.	Goodwill and other intangible assets

Effective November 1, 2001, the Bank retroactively adopted a new CICA accounting standard for goodwill and other intangible assets without restatement of prior periods. In previous periods, the Bank amortized goodwill and intangibles over their useful lives, with goodwill amortization periods not exceeding 20 years. The value of goodwill was regularly evaluated for any permanent impairment by reviewing the returns of the related business, taking into account the associated risks.

     Upon completion of its transitional goodwill impairment test, the Bank determined that unamortized goodwill of $76 million relating to Scotiabank Quilmes as at November 1, 2001, was impaired under the new fair-value-based impairment methodology. This amount was charged to opening retained earnings with a corresponding reduction in goodwill on the Consolidated Balance Sheet.

     The Bank determined that none of its intangible assets other than goodwill had indefinite lives and, accordingly, continues to amortize them on a straight-line basis over their estimated useful lives, not exceeding 20 years.

     For 2003 and 2002, there was no amortization of goodwill. Amortization of goodwill for the year ended October 31, 2001 was $24 million. Had goodwill not been amortized in 2001, the basic and diluted earnings per share would have increased by $0.05, and net income would have been $2,193 million.

Goodwill

The changes in the carrying amount of goodwill by main operating segment are as follows:

	Domestic	International		Scotia
As at October 31 ($ millions)	Banking	Banking		Capital	2003	2002		2001

Balance at beginning of year	$118	$164		$17	$299	$400		$297
Cumulative effect of adoption of new accounting standard	—	—		—	—	(76)		—

	118	164		17	299	324		297
Acquisitions	—	76		—	76	28		148
Amortization	—	—		—	—	—		(24)
Adjustment to goodwill	—	(95	)(1)	—	(95)	(37	)(1)	—
Effects of foreign exchange and other	(3)	(3)		(4)	(10)	(16)		(21)

Balance at end of year	$115	$142		$13	$270	$299		$400

Intangible assets

	Gross
	carrying	Accumulated	2003	2002	2001
As at October 31 ($ millions)	amount	amortization	Net	Net	Net

Intangible assets	$419 (1)	$135	$284	$305	$334

Intangible assets are comprised primarily of core deposit intangibles. The aggregate amortization expense for the year ended October 31, 2003, was $29 million (2002 — $28 million; 2001 — $28 million).

(1)	During 2003, the Bank recognized income tax benefits of $102 (2002 — $37), relating to pre-acquisition income tax loss carryforwards that had not been reflected in the purchase price equation at the date of acquisition. These income tax benefits have been applied first to decrease goodwill by $95 (2002 — $37) and then to reduce intangible assets by $7 (2002 — nil).

8.	Other assets

As at October 31 ($ millions)	2003	2002

Accrued interest	$1,668	$2,119
Accounts receivable	1,331	1,283
Future income tax assets (Note 15)	982	797
Other	1,854	3,118

Total	$5,835	$7,317

2003 Scotiabank Annual Report	89

Consolidated Financial Statements

9.	Deposits(1)

	Payable	Payable	Payable on
As at October 31 ($ millions)	on demand	after notice	a fixed date	2003	2002

Canada:
Personal	$2,321	$19,628	$42,173	$64,122	$61,387
Business and governments	12,612	8,003	32,172	52,787	43,480
Banks	57	—	451	508	427

	14,990	27,631	74,796	117,417	105,294

United States:
Personal	7	197	854	1,058	1,087
Business and governments	218	37	14,852	15,107	18,417
Banks	14	46	1,233	1,293	2,821

	239	280	16,939	17,458	22,325

Other international:
Personal	514	5,015	5,722	11,251	13,084
Business and governments	2,162	3,103	20,382	25,647	31,933
Banks	277	232	20,390	20,899	22,982

	2,953	8,350	46,494	57,797	67,999

Total(2)	$18,182	$36,261	$138,229	$192,672	$195,618

(1)	Geographic segmentation of deposits is based upon residency of depositor.

(2)	Deposits denominated in U.S. dollars amount to $53,556 (2002 — $68,058) and deposits denominated in other foreign currencies amount to $33,059 (2002 — $33,881).

10.	Other liabilities

As at October 31 ($ millions)	2003	2002

Accrued interest	$2,241	$2,227
Accounts payable and accrued expenses	2,581	2,571
Deferred income	496	494
Liabilities of subsidiaries, other than deposits	1,134	1,618
Gold and silver certificates	2,271	3,647
Future income tax liabilities (Note 15)	70	95
Cheques and other items in transit, net	476	1,075
Other	4,876	3,951

Total	$14,145	$15,678

11.	Non-controlling interest in subsidiaries

As at October 31 ($ millions)	2003	2002

Non-controlling interest in common equity of subsidiaries	$326	$662
Scotiabank Trust Securities — Series 2000-1 issued by BNS Capital Trust (Note 13-8)	500	500
Scotiabank Trust Securities — Series 2002-1 issued by Scotiabank Capital Trust (Note 13-9)	750	750
Scotiabank Trust Securities — Series 2003-1 issued by Scotiabank Capital Trust (Note 13-10)	750	—

Total	$2,326	$1,912

90	2003 Scotiabank Annual Report

Consolidated Financial Statements

12.	Subordinated debentures

These debentures are direct, unsecured obligations of the Bank and are subordinate to the claims of the Bank’s depositors and other creditors. The Bank, where appropriate, enters into interest rate and cross-currency swaps to hedge the related risks. The outstanding debentures as at October 31 are:

As at October 31 ($ millions)

Maturity date	Interest rate (%)	Terms(1) (currency in millions)	2003	2002

March, 2003	8.1	Matured on March 24, 2003	$—	$116
May, 2003	6.875	US $250. Matured on May 1, 2003	—	389
April, 2008	5.4	Redeemed on April 1, 2003	—	600
September, 2008	6.25	US $250	330	389
February, 2011	7.4	Redeemable at any time. After February 8, 2006, interest will be payable at an annual rate equal to the 90 day bankers’ acceptance rate plus 1%	300	300
July, 2012	6.25	Redeemable at any time. After July 16, 2007, interest will be payable at an annual rate equal to the 90 day bankers’ acceptance rate plus 1%	500	500
July, 2013	5.65	Redeemable at any time. After July 22, 2008, interest will be payable at an annual rate equal to the 90 day bankers’ acceptance rate plus 1%	425	425
September, 2013	8.3	Redeemable at any time	250	250
May, 2014	5.75	Redeemable at any time. After May 12, 2009, interest will be payable at an annual rate equal to the 90 day bankers’ acceptance rate plus 1%	325	325
June, 2025	8.9	Redeemable at any time	250	250
August, 2085	Floating	US $214 bearing interest at a floating rate of the offered rate for six-month Eurodollar deposits plus 0.125%. Redeemable on any interest payment date	281	334

			$2,661	$3,878

The aggregate maturities of the debentures are as follows ($ millions):

Less than 1 year	$—
From 1 to 2 years	—
From 2 to 3 years	—
From 3 to 4 years	—
From 4 to 5 years	330
From 5 to 10 years	1,475
Over 10 years	856

$2,661

(1)	In accordance with the provisions of the Capital Adequacy Guideline of the Superintendent, all redemptions are subject to regulatory approval.

2003 Scotiabank Annual Report	91

Consolidated Financial Statements

13.	Capital stock

Authorized:

     An unlimited number of preferred and common shares without nominal or par value.

Issued and fully paid:

	2003		2002		2001

As at October 31 ($ millions)	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount

Preferred shares:
Series 6(1)	—	$—	—	$—	12,000,000	$300
Series 7(2)	—	—	—	—	8,000,000	200
Series 8(3)	—	—	9,000,000	225	9,000,000	225
Series 9(4)	—	—	10,000,000	250	10,000,000	250
Series 11(5)	9,992,900	250	9,992,900	250	9,992,900	250
Series 12(6)	12,000,000	300	12,000,000	300	12,000,000	300

Total issued by the Bank	21,992,900	550	40,992,900	1,025	60,992,900	1,525
Issued by Scotia Mortgage Investment Corporation(7)	250,000	250	250,000	250	250,000	250

Total preferred shares(8)(9)(10)	22,242,900	$800	41,242,900	$1,275	61,242,900	$1,775

Common shares:
Outstanding at beginning of year	504,121,900	$3,002	503,795,469	$2,920	497,964,733	$2,765
Issued under Shareholder Dividend and Share Purchase Plan(11)	71,700	4	84,577	4	1,086,522	47
Issued under Stock Option Plans (Note 14)	5,306,386	159	3,550,454	97	4,744,214	108
Purchased for cancellation(12)	(4,147,100)	(25)	(3,308,600)	(19)	—	—

Outstanding at end of year	505,352,886	$3,140	504,121,900	$3,002	503,795,469	$2,920

Total capital stock		$3,940		$4,277		$4,695

(1)	Series 6 Non-cumulative Preferred Shares were redeemed on October 29, 2002. These shares were entitled to non-cumulative preferential cash dividends payable quarterly in an amount per share of $0.446875. These shares were redeemed at par, at a price of $25.00 per share.

(2)	Series 7 Non-cumulative Preferred Shares were redeemed on July 29, 2002. These shares were entitled to non-cumulative preferential cash dividends payable quarterly in an amount per share of $0.44375. These shares were redeemed at a price of $26.00 per share, which included a premium of $1.00 per share.

(3)	Series 8 Non-cumulative Preferred Shares were redeemed on January 29, 2003. These shares were entitled to non-cumulative preferential cash dividends payable quarterly in an amount per share of $0.4375. These shares were redeemed at a price of $26.00 per share, which included a premium of $1.00 per share.

(4)	Series 9 Non-cumulative Preferred Shares were redeemed on April 28, 2003. These shares were entitled to non-cumulative preferential cash dividends payable quarterly in an amount per share of $0.421875. These shares were redeemed at a price of $26.00 per share, which included a premium of $1.00 per share.

(5)	Series 11 Non-cumulative Preferred Shares are entitled to non-cumulative preferential cash dividends payable quarterly in an amount per share of $0.375. With regulatory approval, the shares may be redeemed by the Bank on or after January 28, 2004, in whole or in part, by either the payment of cash or the issuance of a variable number of common shares based upon an average of the Bank’s common share price near the redemption date. On and after July 27, 2006, the Series 11 Preferred Shares will be convertible at the option of the holder into a variable number of common shares based upon an average of the Bank’s common share price near the redemption date; this option is subject to the right of the Bank prior to the conversion date to redeem for cash or find substitute purchasers for such preferred shares.

(6)	Series 12 Non-cumulative Preferred Shares are entitled to non-cumulative preferential cash dividends payable quarterly in an amount per share of $0.328125. With regulatory approval, the shares may be redeemed by the Bank at par on or after October 29, 2013, in whole or in part, by the payment in cash of $25.00 per share, together with declared and unpaid dividends to the date then fixed for redemption.

(7)	Scotia Mortgage Investment Corporation, a wholly-owned subsidiary of the Bank, issued Class A Preferred Shares which are entitled to non-cumulative preferential cash dividends, if and when declared, payable semi-annually in an amount per share of $32.85. With regulatory approval, on or after October 31, 2007, Class A Preferred Shares may be redeemed in whole by the payment of cash by Scotia Mortgage Investment Corporation or, at the option of the Bank, exchanged for a variable number of common shares based upon an average of the Bank’s common share price near the redemption date. On or after October 31, 2007, the Class A Preferred Shares will be exchangeable at the option of the holder into a variable number of common shares based upon an average of the Bank’s common share price, subject to the right of the Bank prior to the exchange date to purchase for cash or find substitute purchasers for such shares. Under certain circumstances the Class A Preferred Shares of Scotia Mortgage Investment Corporation will be automatically exchanged, without the consent of the holder, into Series Z Non-cumulative Preferred Shares of the Bank which would bear the same dividend rate and similar redemption features.

(8)	On April 4, 2000, BNS Capital Trust, a wholly-owned closed-end trust, issued 500,000 Scotiabank Trust Securities — 2000-1 (“Scotia BaTS”). Each Scotia BaTS is entitled to receive non-cumulative fixed cash distributions payable semi-annually in an amount per Scotia BaTS of $36.55. With regulatory approval,

92	2003 Scotiabank Annual Report

Consolidated Financial Statements

these securities may be redeemed in whole by the payment of cash prior to June 30, 2005, upon the occurrence of certain tax or regulatory capital changes, or on or after June 30, 2005, at the option of BNS Capital Trust. On or after June 30, 2011, the Scotia BaTS may be exchanged, at the option of the holder into Non-cumulative Preferred Shares Series Y of the Bank, subject to the right of the Bank prior to the exchange date to purchase for cash or find substitute purchasers for such securities. These Non-cumulative Preferred Shares Series Y would pay a dividend rate equivalent to the cash distribution rate of the Scotia BaTS. Under certain circumstances, the Scotia BaTS would be automatically exchanged without the consent of the holder, into Non-cumulative Preferred Shares Series Y of the Bank. Refer to Note 11, non-controlling interest in subsidiaries.

(9)	On April 30, 2002, Scotiabank Capital Trust, a wholly-owned open-end trust, issued 750,000 Scotiabank Trust Securities — Series 2002-1. These securities are entitled to receive non-cumulative fixed cash distributions payable semi-annually in an amount of $33.13 per security. The first such payment was made on June 30, 2002, in an amount of $11.07. With regulatory approval, these securities may be redeemed in whole by the payment of cash prior to June 30, 2007, upon the occurrence of certain tax or regulatory capital changes, or on or after June 30, 2007, at the option of Scotiabank Capital Trust. The holder has the right at any time to exchange their security into Non-cumulative Preferred Shares Series W of the Bank. The Series W shares will be entitled to cash dividends payable semi-annually in an amount of $0.53125 per $25.00 share. Under certain circumstances, these trust securities would be automatically exchanged without the consent of the holder, into Non-cumulative Preferred Shares Series X of the Bank. The Series X shares will be entitled to non-cumulative cash dividends payable semi-annually in an amount of $0.70 per $25.00 share. Refer to Note 11, non-controlling interest in subsidiaries.

(10)	On February 13, 2003, Scotiabank Capital Trust issued 750,000 Scotiabank Trust Securities — Series 2003-1. These securities are entitled to receive non-cumulative fixed cash distributions payable semi-annually in an amount of $31.41 per security. The first such payment was made on June 30, 2003, in an amount of $23.58. With regulatory approval, these securities may be redeemed in whole by the payment of cash prior to June 30, 2008, upon the occurrence of certain tax or regulatory capital changes, or on or after June 30, 2008, at the option of Scotiabank Capital Trust. The holder has the right at any time to exchange their security into Non-cumulative Preferred Shares Series U of the Bank. The Series U shares will be entitled to cash dividends payable semi-annually in an amount of $0.50 per $25.00 share. Under certain circumstances, these trust securities would be automatically exchanged without the consent of the holder, into Non-cumulative Preferred Shares Series V of the Bank. The Series V shares will be entitled to non-cumulative cash dividends payable semi-annually in an amount of $0.61250 per $25.00 share. Refer to Note 11, non-controlling interest in subsidiaries.

(11)	As at October 31, 2003, 11,233,339 common shares have been reserved for future issue under the terms of the Shareholder Dividend and Share Purchase Plan.

(12)	In January 2003, the Bank announced its intention to purchase up to 25 million common shares over the twelve months ending January 5, 2004, pursuant to a normal course issuer bid. During the year ended October 31, 2003, 4.1 million shares were purchased at an average price of $54.63. During the year ended October 31, 2002, 3.3 million shares were purchased at an average price of $49.90 under a previous normal course issuer bid.

Restrictions on dividend payments

Under the Bank Act, the Bank is prohibited from declaring any dividends on its common or preferred shares when the Bank is, or would be placed by such a declaration, in contravention of the capital adequacy, liquidity or any other regulatory directives issued under the Bank Act. In addition, common share dividends cannot be paid unless all dividends to which preferred shareholders are then entitled to have been paid or sufficient funds have been set aside to do so.

     In the event that applicable cash distributions on any of the Scotiabank Trust Securities are not paid on a regular distribution date, the Bank has undertaken not to declare dividends of any kind on its preferred or common shares. Similarly, should the Bank fail to declare regular dividends on any of its directly issued outstanding preferred or common shares, cash distributions will also not be made on any of the Scotiabank Trust Securities.

     Currently, these limitations do not restrict the payment of dividends on preferred or common shares.

14.	Stock-based compensation

a)	Stock option plans

Under terms of the Employee Stock Option Plan, options to purchase common shares may be granted to selected employees at an exercise price not less than the closing price of the Bank’s common shares on the Toronto Stock Exchange (TSX) on the day prior to the date of the grant. Employee stock options granted during 2003 also have tandem stock appreciation rights (Tandem SARs), which allow the employee to either exercise the stock option for shares, or to exercise the Tandem SAR and thereby receive the intrinsic value of the stock option in cash. In addition, Tandem SARs were retroactively attached to the 2002 employee stock options. All other terms and conditions relating to the 2002 stock options remained unchanged. These 2002 stock options were out of the money at the date of attachment. As a result, there was no impact on the Bank’s stock-based compensation expense on the date of retroactive attachment of the Tandem SARs.

     Options vest evenly over a four-year period and are exercisable no later than 10 years after the date of the grant. Outstanding options expire on dates ranging from June 3, 2004, to April 3, 2013. A total of 49 million shares were reserved for issuance under this plan, of which 20.5 million shares have been issued as a result of the exercise of options, 23.7 million shares are committed under outstanding options, leaving 4.8 million shares available for issuance as options.

     In 2001, a Directors’ Stock Option Plan was approved. A total of 400,000 common shares have been reserved for issuance to non-officer directors under this plan. During the year, the Bank granted 38,000 stock options to non-officer directors. As these options are fully exercisable at the time of grant, the fair value of $0.5 million was fully expensed in other non-interest expenses in the Consolidated Statement of Income. These options expire between March, 2011 and December, 2012. Currently, 141,000 (2002 — 103,000; 2001 — 63,000) options are outstanding at a weighted average exercise price of $45.87 (2002 — $44.79; 2001 — $41.90). As at October 31, 2003, none of these options have been exercised. The Bank will no longer be granting options to these directors.

2003 Scotiabank Annual Report	93

Consolidated Financial Statements

Details of the Bank’s Employee Stock Option Plan are as follows:

	2003		2002		2001

	Number	Weighted	Number	Weighted	Number	Weighted
	of stock	average	of stock	average	of stock	average
	options	exercise	options	exercise	options	exercise
As at October 31	(000’s)	price	(000’s)	price	(000’s)	price

Outstanding at beginning of year	27,113	$35.25	26,523	$31.80	25,321	$27.51
Granted	2,120	48.86	4,470	49.37	6,270	42.05
Exercised	(5,307)	30.00	(3,550)	27.44	(4,744)	22.61
Forfeited/cancelled	(205)	39.85	(330)	32.58	(324)	29.70
Exercise of Tandem SARs	(21)	49.35	—	—	—	—

Outstanding at end of year(1)	23,700	$37.59	27,113	$35.25	26,523	$31.80

Exercisable at end of year	14,712	$33.18	13,775	$30.24	11,851	$27.36

Available for grant	4,840		6,734		10,875

As at October 31, 2003	Options Outstanding			Options Exercisable

	Number	Weighted	Weighted	Number	Weighted
	of stock	average remaining	average	of stock	average
Range of exercise prices	options (000’s)	contractual life (years)	exercise price	options (000’s)	exercise price

$13.25 to $16.53	1,031	2.35	$16.04	1,031	$16.04
$26.05 to $35.10	10,824	5.19	$30.54	9,876	$30.75
$42.05 to $54.87	11,845	7.88	$45.90	3,805	$44.11

	23,700	6.41	$37.59	14,712	$33.18

(1)	Included are 6,375,348 options with Tandem SAR features.

b)	Employee share ownership plans

Qualifying employees can contribute up to the lesser of a specified percentage of salary and a maximum dollar amount towards the purchase of common shares of the Bank or deposits with the Bank. In general, the Bank matches 50% of qualifying contributions which is expensed in salaries and staff benefits. During 2003, the Bank’s contributions totalled $24 million (2002 — $23 million; 2001 — $23 million). Contributions, which are used by the plan trustee to purchase common shares in the open market, do not result in a subsequent expense to the Bank from share price appreciation.

c)	Other stock-based compensation plans

All other stock-based compensation plans use notional units that are valued based on the Bank’s common share price on the TSX. These units, with the exception of Stock Appreciation Rights (SARs), accumulate dividend equivalents in the form of additional units based on the dividends paid on the Bank’s common shares. Fluctuations in the Bank’s share price change the value of the units, which affects the Bank’s stock-based compensation expense. Upon exercise, payments are made to the employees with a corresponding reduction in the accrued liability. In 2003, an aggregate expense of $119 million (2002 — $24 million; 2001 — $18 million), net of hedging gain (loss) of $113 million (2002 — $(7) million; 2001 — nil) and other items, was recognized in salaries and staff benefits in the Consolidated Statement of Income for changes in the amount of the Bank’s liability for these units. Details of these plans are as follows:

Stock Appreciation Rights (SARs)

The SARs include Tandem SARs, as described above, as well as standalone SARs which are granted instead of stock options to selected employees in countries where local laws may restrict the Bank from issuing shares. SARs have vesting and exercise terms and conditions similar to the employee stock options. The cost of SARs is recognized on a graded vesting basis. When a SAR is exercised, the Bank pays the appreciation amount in cash equal to the rise in the market price of the Bank’s common shares since the grant date. During fiscal 2003, 2,684,412 SARs were granted (2002 — 5,636,922; 2001 — 1,536,000) and as at October 31, 2003, 11,830,947 SARs were outstanding (2002 — 10,353,305; 2001 — 5,793,525), of which 4,282,172 SARs were vested (2002 — 2,599,212; 2001 — 2,281,094).

Deferred Stock Unit Plan (DSU)

Under the DSU Plan, senior officers may elect to receive all or a portion of their cash bonus under the Management Incentive Plan (which is expensed for the year awarded in salaries and staff benefits in the Consolidated Statement of Income) in the form of deferred stock units which vest immediately. Units are redeemable, in cash, only when an officer ceases to be a Bank employee and must be redeemed by December 31 of the following year. As at October 31, 2003, there were 899,191 units outstanding (2002 — 747,103; 2001 — 513,900).

Directors’ Deferred Stock Unit Plan (DDSU)

Under the DDSU Plan, non-employee directors of the Bank may elect to receive all or a portion of their fee for that fiscal year (which is expensed by the Bank in other expenses in the Consolidated Statement of Income) in the form of deferred stock units which vest immediately. Units are redeemable, in cash, only following resignation or retirement and must be redeemed by December 31 of the following year. As at October 31, 2003, there were 47,048 units outstanding (2002 — 35,544; 2001 — 17,928).

Restricted Share Unit Plan (RSU)

Under the RSU Plan, selected employees receive a bonus in the form of an award of restricted share units which vest at the end of three years. The underlying bonus and the stock-based compensation expense is recognized evenly over the three-year vesting period, at which time the units are settled, in cash, to the employee. As at October 31, 2003, there were 1,644,950 units awarded and outstanding (2002 — 492,625; 2001 — 150,947) of which none were vested or paid.

Scotia Capital Deferred Payment Plan

Under the Scotia Capital Deferred Payment Plan, a portion of the bonus received by selected employees (which is accrued and expensed in the year to which it relates) is allocated to employees in the form of units. These units are subsequently paid, in cash, to the qualifying employees over each of the following three years.

     Changes in the value of the units, which arise from fluctuations in the market price of the Bank’s common shares, are expensed in the same manner as the Bank’s other stock-based compensation plans in salaries and staff benefits expense in the Consolidated Statement of Income.

     Prior to fiscal 2003, the deferred payment was held in a trust, which purchased common shares of the Bank in the open market. As a result, there was not a subsequent expense to the Bank from share price appreciation.

94	2003 Scotiabank Annual Report

Consolidated Financial Statements

15.	Corporate income taxes

Corporate income taxes recorded in the Bank’s consolidated financial statements for the years ended October 31 are as follows:

a)	Components of income tax provision

For the year ended October 31 ($ millions)	2003	2002	2001

Provision for income taxes in the Consolidated Statement of Income:
Current	$892	$497	$768
Future	(108)	104	108

	784	601	876

Provision for future income taxes in the Consolidated Statement of Changes in Shareholders’ Equity	26	4	(9)

Total provision for income taxes	$810	$605	$867

Current income taxes:
Domestic:
Federal	$307	$148	$247
Provincial	209	70	152
Foreign	376	279	369

	892	497	768

Future income taxes:
Domestic:
Federal	(48)	13	61
Provincial	(52)	23	19
Foreign	18	72	19

	(82)	108	99

Total provision for income taxes	$810	$605	$867

On November 1, 2000, the Bank adopted a new CICA accounting standard for corporate income taxes, on a retroactive basis, with no restatement of prior periods. This resulted in a charge of $39 million to fiscal 2001 opening retained earnings with an offsetting reduction to the future income tax asset.

b)	Reconciliation to statutory rate

Income taxes in the Consolidated Statement of Income vary from the amounts that would be computed by applying the composite federal and provincial statutory income tax rate for the following reasons:

	2003		2002		2001

		Percent of		Percent of		Percent of
		pre-tax		pre-tax		pre-tax
For the year ended October 31 ($ millions)	Amount	income	Amount	income	Amount	income

Income taxes at statutory rate	$1,289	36.4%	$1,004	38.4%	$1,309	41.1%
Increase (decrease) in income taxes resulting from:
Lower average tax rate applicable to subsidiaries and foreign branches	(309)	(8.7)	(308)	(11.8)	(354)	(11.1)
Tax-exempt income from securities	(197)	(5.6)	(128)	(4.9)	(107)	(3.4)
Future income tax effect of substantively enacted tax rate reductions	25	0.7	30	1.2	90	2.8
Other, net	(24)	(0.6)	3	0.1	(62)	(1.9)

Total income taxes and effective tax rate	$784	22.2%	$601	23.0%	$876	27.5%

c)	Future income taxes

The tax-effected temporary differences which result in future income tax assets and (liabilities) are as follows:

As at October 31 ($ millions)	2003	2002

Allowance for credit losses	$519	$598
Deferred income	142	149
Loss on disposal of subsidiary operations	84	146
Deferred compensation	132	78
Securities	(49)	(140)
Loss carryforwards(1)	106	38
Premises and equipment	(67)	(78)
Pension fund	(125)	(124)
Other	170	35

Net future income taxes(2)	$912	$702

(1)	Includes a gross future tax asset of $295 as at October 31, 2003, relating to subsidiaries’ unused income tax losses arising in prior years, which expire mostly by 2006. This future tax asset has been reduced by a valuation allowance of $189, resulting in a net future tax asset of $106 (2002 — $38).
(2)	Net future income taxes of $912 (2002 — $702) are represented by future income tax assets of $982 (2002 — $797), net of future income tax liabilities of $70 (2002 — $95).

Earnings of certain international subsidiaries are subject to tax only upon their repatriation to Canada. As repatriation is not currently planned in the foreseeable future, the Bank has not recognized a future income tax liability. If all international subsidiaries’ unremitted earnings were repatriated, taxes that would be payable as at October 31, 2003, are estimated to be $412 million (October 31, 2002 — $463 million).

2003 Scotiabank Annual Report	95

Consolidated Financial Statements

16.	Employee future benefits

Employee future benefits include pensions and other retirement benefits, post-employment benefits and compensated absences.

     On November 1, 2000, the Bank adopted the new accounting standard established by the CICA for employee future benefits. This new accounting standard was adopted on a prospective basis with a transition date of November 1, 2000. The net transitional asset results in a reduction in benefit expense in the Consolidated Statement of Income as it is recognized over the estimated average remaining service life of the employees of approximately 14 to 18 years.

A summary of the Bank’s principal plans is as follows(1):

	Pension plans			Other benefit plans

For the year ended October 31 ($ millions)	2003	2002	2001	2003	2002	2001

Change in projected benefit obligation
Projected benefit obligation at beginning of year	$2,919	$2,728	$2,257	$572	$526	$—
Inclusion of Scotiabank Inverlat(2)	239	—	—	91	—	—
Adjustment related to adoption of new accounting standard	—	—	210	—	—	455
Cost of benefits earned in the year	91	85	77	31	23	19
Interest cost on projected benefit obligation	226	195	176	48	37	33
Employee contributions	8	8	9	—	—	—
Benefits paid	(143)	(126)	(117)	(41)	(31)	(29)
Actuarial loss	243	5	106	91	27	42
Foreign exchange and other	(59)	24	10	(45)	(10)	6

Projected benefit obligation at end of year	$3,524	$2,919	$2,728	$747	$572	$526

Change in fair value of assets
Fair value of assets at beginning of year	$3,392	$3,548	$3,406	$76	$75	$—
Inclusion of Scotiabank Inverlat(2)	235	—	—	102	—	—
Adjustment related to adoption of new accounting standard	—	—	154	—	—	70
Actual return on assets	325	(41)	87	13	1	4
Employer contributions	44	13	13	36	20	19
Employee contributions	8	8	9	—	—	—
Benefits paid	(143)	(126)	(117)	(41)	(20)	(18)
Foreign exchange and other	(155)	(10)	(4)	(24)	—	—

Fair value of assets at end of year(3)	$3,706	$3,392	$3,548	$162	$76	$75

Funded status
Excess (deficit) of fair value of assets over projected benefit obligation at end of year	$182	$473	$820	$(585)	$(496)	$(451)
Unrecognized net actuarial loss	825	625	301	152	76	48
Unrecognized past service costs	73	28	7	(7)	(8)	—
Unrecognized transitional obligation (asset)	(510)	(589)	(641)	294	329	354
Valuation allowance	(155)	(133)	(109)	—	—	—
Other	27	3	3	9	8	7

Prepaid (accrued) benefit expense at end of year	$442	$407	$381	$(137)	$(91)	$(42)

Annual benefit expense
Cost of benefits earned in the year	$91	$85	$77	$31	$23	$19
Interest cost on projected benefit obligation	226	195	176	48	37	33
Expected return on assets	(275)	(275)	(280)	(14)	(5)	(5)
Recognition of transitional obligation (asset)	(44)	(45)	(45)	24	24	24
Valuation allowance provided against prepaid benefit expense	22	24	27	—	—	—
Other	3	2	(1)	1	1	—

Benefit expense (income)	$23	$(14)	$(46)	$90	$80	$71

Weighted average assumptions (%)(4)
Discount rate to determine current year’s expense	7.25	6.75	7.00	7.40	6.75	7.00
Discount rate for end of year projected benefit obligation	6.75	7.00	6.75	6.85	7.00	6.75
Assumed long-term rate of return on assets	7.25	7.50	8.00	8.50	7.50	7.50
Rate of increase in future compensation	3.95	3.90	3.90	4.00	3.90	3.90
Rate of increase in health care costs for the year(5)	—	—	—	8.00	7.90	8.40

(1)	Other minor plans operated by certain subsidiaries of the Bank are not considered material and are not included in these disclosures.
(2)	Scotiabank Inverlat is included as a principal plan in 2003. Prior years have not been restated since the information is not available.
(3)	The fair value of assets invested in common shares of the Bank totalled $405 (2002 — $360; 2001 — $372).
(4)	Includes international plans which generally have higher rates than Canadian plans. For Canadian pension plans for 2003, the discount rate used to determine the current year’s expense is 7.00%, the discount rate for the end of year projected benefit obligation is 6.50%, and the assumed long-term rate of return on assets is 7.00%.
(5)	Generally, inflation rates for health care costs gradually reduce to approximately 4.30% in 6 years.

     An increase of one percentage point in the assumed combined health care trend rates would have increased the 2003 benefit expense by $11.1 million and the end-of-year benefit obligation by $72.1 million.

     Included in the pension plans’ projected benefit obligation at the end of 2003 is $228 million (2002 — $164 million; 2001 — $146 million) related to supplemental unfunded retirement arrangements.

     A decrease of one percentage point in the assumed discount rate or rate of return on assets for the principal pension plans would result in an additional pension expense to the Bank of $52 million and $33 million, respectively. An increase of 0.25% in the assumed future compensation rate would result in an additional pension expense to the Bank of $5 million.

     The Bank’s main pension plan has a measurement date of August 31, while the other principal plans use July 31.

96	2003 Scotiabank Annual Report

Consolidated Financial Statements

17.	Earnings per common share

For the year ended October 31 ($ millions)	2003	2002	2001

Basic earnings per common share
Net income	$2,477	$1,797	$2,169
Preferred dividends paid and other	71	105	108

Net income available to common shareholders	$2,406	$1,692	$2,061

Average number of common shares outstanding (thousands)	504,783	504,340	500,619

Basic earnings per common share	$4.76	$3.36	$4.12

Diluted earnings per common share
Net income available to common shareholders	$2,406	$1,692	$2,061

Average number of common shares outstanding (thousands)	504,783	504,340	500,619
Stock options potentially exercisable(1)	8,086	8,412	8,376

Average number of diluted common shares outstanding (thousands)(2)	512,869	512,752	508,995

Diluted earnings per common share	$4.69	$3.30	$4.05

(1)	Reflects the potential dilutive effect of stock options granted under the Bank’s Stock Option Plans as determined under the treasury stock method. Excludes options with Tandem SAR features as these options are expensed and booked as liabilities. All other stock options are included in the computation.
(2)	Convertible preferred shares have not been included in the calculation since the Bank has the right to redeem them for cash prior to conversion date.

18.	Related party transactions

In the ordinary course of business, the Bank provides to its associated and other related corporations normal banking services on terms similar to those offered to non-related parties.

19.	Segmented results of operations

Scotiabank is a diversified financial services institution that provides a wide range of financial products and services to retail, commercial and corporate customers around the world. The Bank is organized into three main operating segments: Domestic Banking, International Banking, and Scotia Capital.

     Domestic Banking, including Wealth Management, provides a comprehensive array of retail and commercial banking services through branch and electronic delivery channels, to individuals and small to medium-sized businesses in Canada. The retail services include consumer and mortgage lending, credit and debit card services, savings, chequing and retirement products, personal trust services, retail brokerage, mutual funds and transaction services. In addition to credit, commercial clients are provided with deposit and cash management services.

     International Banking supplies retail and commercial banking services through branches, subsidiaries and foreign affiliates. The products, services and channels offered are generally the same as those in Domestic Banking.

     Scotia Capital is an integrated corporate and investment bank which services the credit, capital market and risk management needs of the Bank’s global relationships with large corporations, financial institutions and governments. The services provided include credit and related products, debt and equity underwriting, foreign exchange, derivative products, precious metals products and financial advisory services. Also, it conducts trading activities for its own account and manages the short-term funding of the Bank.

     The Other category represents smaller operating segments, including Group Treasury and other corporate items, which are not allocated to an operating segment.

     The results of these business segments are based upon the internal financial reporting systems of the Bank. The accounting policies used in these segments are generally consistent with those followed in the preparation of the consolidated financial statements as disclosed in Note 1. The only notable accounting measurement difference is the grossing up of tax-exempt net interest income to an equivalent before-tax basis for those affected segments. This change in measurement enables comparison of net interest income arising from taxable and tax-exempt sources.

     Because of the complexity of the Bank, various estimates and allocation methodologies are used in the preparation of the business segment financial information. The assets and liabilities are transfer-priced at wholesale market rates, and corporate expenses are allocated to each segment based on utilization. As well, capital is apportioned to the business segments on a risk-based methodology. Transactions between segments are recorded within segment results as if conducted with a third party and are eliminated on consolidation.

2003 Scotiabank Annual Report	97

Consolidated Financial Statements

For the year ended October 31, 2003
($ millions)	Domestic	International	Scotia	Other(1)
taxable equivalent basis	Banking	Banking	Capital		Total

Net interest income	$3,474	$2,028	$1,249	$(601)	$6,150
Provision for credit losses	(272)	(73)	(549)	1	(893)
Other income	1,528	776	1,289	422	4,015

Net interest and other income	4,730	2,731	1,989	(178)	9,272
Depreciation and amortization	(150)	(66)	(20)	(1)	(237)
Other non-interest expenses	(2,926)	(1,591)	(966)	(11)	(5,494)

Income before the undernoted:	1,654	1,074	1,003	(190)	3,541
Provision for income taxes	(560)	(245)	(282)	303	(784)
Non-controlling interest in net income of subsidiaries	—	(160)	—	(120)	(280)

Net income	$1,094	$669	$721	$(7)	$2,477

Total average assets ($ billions)	$101	$52	$119	$17	$289

For the year ended October 31, 2002
($ millions)	Domestic	International	Scotia	Other(1)
taxable equivalent basis	Banking	Banking	Capital		Total

Net interest income	$3,405	$2,225	$1,615	$(570)	$6,675
Provision for credit losses	(282)	(523)	(1,247)	23	(2,029)
Other income	1,599	678	1,255	410	3,942

Net interest and other income	4,722	2,380	1,623	(137)	8,588
Depreciation and amortization	(159)	(80)	(27)	(5)	(271)
Other non-interest expenses	(2,794)	(2,016)	(995)	102	(5,703)

Income before the undernoted:	1,769	284	601	(40)	2,614
Provision for income taxes	(627)	(5)	(221)	252	(601)
Non-controlling interest in net income of subsidiaries	—	(154)	—	(62)	(216)

Net income	$1,142	$125	$380	$150	$1,797

Total average assets ($ billions)	$93	$58	$124	$22	$297

For the year ended October 31, 2001
($ millions)	Domestic	International	Scotia	Other(1)
taxable equivalent basis	Banking	Banking	Capital		Total

Net interest income	$3,135	$2,020	$1,598	$(553)	$6,200
Provision for credit losses	(283)	(250)	(754)	(138)	(1,425)
Other income	1,582	691	1,196	602	4,071

Net interest and other income	4,434	2,461	2,040	(89)	8,846
Depreciation and amortization	(139)	(76)	(22)	(58)	(295)
Other non-interest expenses	(2,808)	(1,594)	(962)	(3)	(5,367)

Income before the undernoted:	1,487	791	1,056	(150)	3,184
Provision for income taxes	(527)	(200)	(370)	221	(876)
Non-controlling interest in net income of subsidiaries	—	(102)	—	(37)	(139)

Net income	$960	$489	$686	$34	$2,169

Total average assets ($ billions)	$90	$47	$115	$20	$272

(1)	Includes revenues from all other smaller operating segments of $240 in 2003 (2002 — $243; 2001 — $359), and net income of $132 in 2003 (2002 — $147; 2001 — $210). As well, includes corporate adjustments such as the elimination of the tax-exempt income gross up reported in net interest income and provision for income taxes of $278 (2002 — $268; 2001 — $230), changes in the general provision, differences in the actual amount of costs incurred and charged to the operating segments, and the impact of securitizations.

98	2003 Scotiabank Annual Report

Consolidated Financial Statements

Geographical segmentation(1)

     The following table summarizes the Bank’s financial results by geographic region. Revenues and expenses which have not been allocated back to specific operating business lines are reflected in corporate adjustments.

For the year ended October 31, 2003		United	Other
($ millions)	Canada	States	International	Total

Net interest income	$3,657	$586	$2,249	$6,492
Provision for credit losses	(396)	(270)	(228)	(894)
Other income	2,377	448	967	3,792
Non-interest expenses	(3,623)	(311)	(1,825)	(5,759)
Provision for income taxes	(444)	(175)	(249)	(868)
Non-controlling interest in net income of subsidiaries	—	—	(160)	(160)

Income	$1,571	$278	$754	$2,603

Corporate adjustments				(126)

Net income				$2,477

Total average assets ($ billions)	$176	$34	$75	$285

Corporate adjustments				4

Total average assets, including corporate adjustments				$289

For the year ended October 31, 2002		United	Other
($ millions)	Canada	States	International	Total

Net interest income	$3,798	$748	$2,545	$7,091
Provision for credit losses	(319)	(1,131)	(602)	(2,052)
Other income	2,338	475	846	3,659
Non-interest expenses	(3,527)	(324)	(2,263)	(6,114)
Provision for income taxes	(668)	89	(55)	(634)
Non-controlling interest in net income of subsidiaries	—	—	(154)	(154)

Income	$1,622	$(143)	$317	$1,796

Corporate adjustments				1

Net income				$1,797

Total average assets ($ billions)	$165	$44	$83	$292

Corporate adjustments				5

Total average assets, including corporate adjustments				$297

For the year ended October 31, 2001		United	Other
($ millions)	Canada	States	International	Total

Net interest income	$3,580	$721	$2,298	$6,599
Provision for credit losses	(306)	(686)	(295)	(1,287)
Other income	2,383	493	860	3,736
Non-interest expenses	(3,488)	(297)	(1,856)	(5,641)
Provision for income taxes	(667)	(64)	(229)	(960)
Non-controlling interest in net income of subsidiaries	—	—	(102)	(102)

Income	$1,502	$167	$676	$2,345

Corporate adjustments				(176)

Net income				$2,169

Total average assets ($ billions)	$152	$44	$72	$268

Corporate adjustments				4

Total average assets, including corporate adjustments				$272

(1)	Revenues are attributed to countries based on where services are performed or assets are recorded.

2003 Scotiabank Annual Report	99

Consolidated Financial Statements

20.	Guarantees, commitments and contingent liabilities

a)	Guarantees

In February 2003, the CICA issued an accounting guideline on the disclosure of guarantees, which broadens the definition of guarantees and requires substantially expanded disclosure. This new guideline was effective for the Bank this year. As this guideline requires disclosure only, there was no impact on the Consolidated Statement of Income and Consolidated Balance Sheet.

     A guarantee is a contract that contingently requires the guarantor to make payments to a third party based on (i) changes in an underlying interest rate, foreign exchange rate or other variable, including the occurrence or non-occurrence of an event, that is related to an asset, liability or equity security held by the guaranteed party, (ii) an indemnification provided to the third party with the characteristics listed above, (iii) another entity’s failure to perform under an obligating agreement, or (iv) another entity’s failure to perform related to its indebtedness. The various guarantees and indemnifications that the Bank provides to its customers and other third parties are presented below.

	Maximum potential
As at October 31, 2003	amount of future	Carrying
($ millions)	payments(1)	value

Standby letters of credit and letters of guarantee	14,176	—
Derivative instruments	1,376	56
Liquidity facilities	14,543	—
Securitizations	2,417	—
Indemnifications	434	10
Other guarantees	3	—
(1)	The maximum potential amount of future payments represent those guarantees that can be quantified and excludes other guarantees that cannot be quantified.

Standby letters of credit and letters of guarantee

Standby letters of credit and letters of guarantee are issued at the request of a Bank customer in order to secure the customer’s payment or performance obligations to a third party. These guarantees represent an irrevocable obligation of the Bank to pay the third party beneficiary upon presentation of the guarantee and satisfaction of the documentary requirements stipulated therein, without investigation as to the validity of the beneficiary’s claim against the customer. Generally, the term of these guarantees does not exceed four years. The types and amounts of collateral security held by the Bank for these guarantees is generally the same as for loans.

Derivative instruments

The Bank enters into written credit derivative contracts under which a counterparty is compensated for losses on a specified referenced asset, typically a loan or bond, if a default or other defined triggering event occurs. The Bank also enters into written option contracts under which a counterparty is granted the right, but not the obligation, to sell a specified quantity of a financial instrument at a pre-determined price on or before a set date. These written option contracts are normally referenced to interest rates, foreign exchange rates or equity prices. Typically, a corporate or government entity is the counterparty to the written credit derivative and option contracts that meet the characteristics of guarantees described above. The maximum potential amount of future payments disclosed in the table above relates to written credit derivatives, puts and floors. However, these amounts exclude certain derivatives contracts, such as written caps, as the nature of these contracts prevents quantification of the maximum potential amount of future payments.

Liquidity facilities

The Bank provides backstop liquidity facilities to asset-backed commercial paper conduits, administered by the Bank and by third parties. These facilities provide an alternative source of financing, in the event market disruption prevents the conduit from issuing commercial paper or, in some cases, when certain specified conditions or performance measures are not met. Generally, these facilities have a term of up to one year. No amounts have been recorded in the Consolidated Balance Sheet with respect to these facilities.

Credit enhancements

The Bank provides partial credit enhancements, in the form of financial standby letters of credit, to commercial paper conduits, administered by the Bank and by third parties. As at October 31, 2003, these credit enhancements amounted to $846 million and are included within standby letters of credit and letters of guarantee in the above table. The credit enhancements are provided to ensure a high investment grade credit rating is achieved for notes issued by the conduits. Generally, these facilities have a term of up to one year. No amounts have been recorded in the Consolidated Balance Sheet with respect to these facilities.

Securitizations

The Bank’s revolving securitization agreements may require payments to be made to the trusts under certain limited circumstances. These guarantees will be outstanding for the remaining term to maturity of the trusts’ securitization notes, which is on average 19 months. These payments are contingent on failure to maintain a minimum pool size due to the occurrence of certain limited predefined events.

Indemnifications

In the ordinary course of business, the Bank enters into many contracts which contain indemnification provisions, such as purchase contracts, service agreements, trademark licensing agreements, escrow arrangements, sales of assets or businesses, outsourcing agreements, leasing arrangements, clearing system arrangements, securities lending agency agreements and structured transactions. In such contracts, the Bank may indemnify counterparties to the contracts for certain aspects of the Bank’s past conduct if other parties fail to perform, or if certain events occur, such as changes in laws and regulations (including tax legislation), changes in financial condition of third parties, infringements and breaches of representations and warranties, undisclosed liabilities, and loss caused by the actions of third parties, or as a result of litigation claims by third parties. These indemnification provisions will vary based upon the contract. In certain types of arrangements, the Bank may in turn obtain indemnifications from other parties to the arrangement or may have access to collateral under recourse provisions. In many cases, there are no pre-determined amounts or limits included in these indemnification provisions and the occurrence of contingent events that will trigger payment under them is difficult to predict. Therefore, the Bank cannot estimate in all cases the maximum potential future amount that may be payable, nor the amount of collateral or assets available under recourse provisions that would mitigate any such payments. Historically, the Bank has not made any significant payments under these indemnities. As at October 31, 2003, $10 million was included in other liabilities in the Consolidated Balance Sheet with respect to indemnifications.

100	2003 Scotiabank Annual Report

Consolidated Financial Statements

b)	Other indirect commitments

In the normal course of business, various other indirect commitments are outstanding which are not reflected on the Consolidated Balance Sheet. These may include:

—	Commercial letters of credit which require the Bank to honour drafts presented by a third party when specific activities are completed.
—	Commitments to extend credit which represent undertakings to make credit available in the form of loans or other financings for specific amounts and maturities, subject to specific conditions.
—	Securities lending transactions under which the Bank, acting as principal or agent, agrees to lend securities to a borrower. The borrower must fully collateralize the security loan at all times. The market value of the collateral is monitored relative to the amounts due under the agreements, and where necessary, additional collateral is obtained.
—	Security purchase commitments which require the Bank to fund future investments.

These financial instruments are subject to normal credit standards, financial controls and monitoring procedures.

The table below provides a detailed breakdown of the Bank’s other indirect commitments expressed in terms of the contractual amounts of the related commitment or contract which are not reflected on the Consolidated Balance Sheet.

As at October 31 ($ millions)	2003	2002

Commercial letters of credit	$700	$783
Commitments to extend credit:
Original term to maturity of one year or less	76,194	87,460
Original term to maturity of more than one year	34,335	39,512
Securities lending	4,454	2,968
Security purchase and other commitments	2,552	2,176

Total	$118,235	$132,899

c)	Lease commitments and other executory contracts

Minimum future rental commitments at October 31, 2003, for buildings and equipment under long-term, non-cancellable leases are shown below.

For the year ($ millions)

2004	$164
2005	136
2006	108
2007	84
2008	67
2009 and thereafter	255

Total	$814

Building rent expense, net of rental income from subleases, included in the Consolidated Statement of Income was $180 million (2002 —$192 million; 2001 — $200 million).

     In addition, the Bank and its subsidiaries have entered into certain long-term executory contracts relating to outsourced services.

d)	Pledging of assets

In the ordinary course of business, securities and other assets are pledged against liabilities. Details of assets pledged are shown below:

As at October 31 ($ millions)	2003	2002

Assets pledged to:
Bank of Canada(1)	$76	$80
Foreign governments and central banks(1)	2,645	3,708
Clearing systems, payment systems and depositories(1)	861	815
Assets pledged in relation to exchange-traded derivative transactions	135	93
Assets pledged as collateral related to:
Securities borrowed and securities lent	9,909	7,632
Obligations related to securities sold under repurchase agreements	28,686	31,881
Over-the-counter derivative transactions	2,160	54
Other	—	1

Total	$44,472	$44,264

(1)	Includes assets pledged in order to participate in clearing and payment systems and depositories or to have access to the facilities of central banks in foreign jurisdictions.

e)	Litigation

In the ordinary course of business, the Bank and its subsidiaries are routinely defendants in or parties to a number of pending and threatened legal actions and proceedings, including actions brought on behalf of various classes of claimants.

     In view of the inherent difficulty of predicting the outcome of such matters, the Bank cannot state what the eventual outcome of such matters will be; however based on current knowledge, management does not believe that liabilities, if any, arising from pending litigation will have a material adverse effect on the consolidated financial position, or results of operations of the Bank.

2003 Scotiabank Annual Report	101

Consolidated Financial Statements

21.	Financial instruments

a)	Fair value

Fair value amounts represent estimates of the consideration that would currently be agreed upon between knowledgeable, willing parties who are under no compulsion to act and is best evidenced by a quoted market price, if one exists. Many of the Bank’s financial instruments lack an available trading market. Therefore, these instruments have been valued using present value or other valuation techniques and may not necessarily be indicative of the amounts realizable in an immediate settlement of the instruments. In addition, the calculation of estimated fair value is based on market conditions at a specific point in time and may not be reflective of future fair values.

     Changes in interest rates are the main cause of changes in the fair value of the Bank’s financial instruments. The majority of the Bank’s financial instruments are carried at historical cost and are not adjusted to reflect increases or decreases in fair value due to market fluctuations, including those due to interest rate changes. For those financial instruments held for trading purposes, the carrying value is adjusted regularly to reflect the fair value.

The following table sets out the fair values of on-balance sheet financial instruments and derivative instruments of the Bank using the valuation methods and assumptions described below. The fair values disclosed do not reflect the value of assets and liabilities that are not considered financial instruments, such as land, buildings and equipment.

	2003				2002

	Total	Total		Favourable/	Total	Total	Favourable/
	fair	book		(Unfavour-	fair	book	(Unfavour-
As at October 31 ($ millions)	value	value		able)	value	value	able)

Assets:
Cash resources	$20,581	$20,581		$—	$20,273	$20,273	$—
Securities	64,073	63,192		881 (1)	56,651	56,194	457 (1)
Loans	172,789	171,667		1,122	185,842	185,671	171
Customers’ liability under acceptances	6,811	6,811		—	8,399	8,399	—
Other	3,613	3,613		—	4,730	4,730	—
Liabilities:
Deposits	193,856	192,672		(1,184)	196,467	195,618	(849)
Acceptances	6,811	6,811		—	8,399	8,399	—
Obligations related to securities sold under repurchase agreements	28,686	28,686		—	31,881	31,881	—
Obligations related to securities sold short	9,219	9,219		—	8,737	8,737	—
Other	12,820	12,820		—	14,519	14,519	—
Subordinated debentures	2,880	2,661		(219)	4,036	3,878	(158)
Derivatives (Note 22)	(520)	(388	)(2)	(132)	717	998 (2)	(281)

(1)	This excludes net deferred hedge losses on securities of $16 (2002 — $264).
(2)	This amount represents a net liability in 2003 and a net asset in 2002.

The book value of financial assets and financial liabilities held for purposes other than trading may exceed their fair value due primarily to changes in interest rates. In such instances, the Bank does not reduce the book value of these financial assets and financial liabilities to their fair value as it is the Bank’s intention to hold them to maturity.

Determination of fair value

The following methods and assumptions were used to estimate the fair values of on-balance sheet financial instruments:

     The fair values of cash resources, securities purchased under resale agreements, customers’ liability under acceptances, other assets, obligations related to securities sold under repurchase agreements, acceptances and other liabilities are assumed to approximate their carrying values, due to their short-term nature.

     The fair value of securities is assumed to be equal to the estimated market value of securities provided in Note 3. The fair value of obligations related to securities sold short is assumed to be equal to their book value as they are carried at market value. These market values are based on quoted prices, when available. When a quoted price is not readily available, market values are estimated using quoted market prices of similar securities, or other valuation techniques.

102	2003 Scotiabank Annual Report

Consolidated Financial Statements

     The estimated fair value of loans reflects changes in the general level of interest rates that have occurred since the loans were originated. The particular valuation methods used are as follows:

—	For loans to designated emerging markets, fair value is based on quoted market prices.

—	For floating rate loans, fair value is assumed to be equal to book value as the interest rates on these loans automatically reprice to market.

—	For all other loans, fair value is determined by discounting the expected future cash flows of these loans at market rates for loans with similar terms and risks.

     The fair values of deposits payable on demand or after notice or floating rate deposits payable on a fixed date are assumed to be equal to their carrying values. The estimated fair values of fixed-rate deposits payable on a fixed date are determined by discounting the contractual cash flows, using market interest rates currently offered for deposits with similar terms and risks.

     The fair values of subordinated debentures and liabilities of subsidiaries, other than deposits (included in other liabilities), are determined by reference to current market prices for debt with similar terms and risks.

b)	Interest rate risk

The following table summarizes carrying amounts of balance sheet assets, liabilities and equity, and off-balance sheet financial instruments in order to arrive at the Bank’s interest rate gap based on the earlier of contractual repricing or maturity dates. To arrive at the Bank’s view of its effective interest rate gap, adjustments are made to factor in expected mortgage and loan repayments based on historical patterns, and to reclassify the Bank’s trading instruments to the immediately rate-sensitive category.

As at October 31, 2003	Immediately	Within	Three to	One to	Over	Non-rate
($ millions)	rate sensitive(1)	3 months	12 months	5 years	5 years	sensitive		Total

Cash resources	$1,139	$12,828	$2,671	$56	$—	$3,887		$20,581
Investment securities	588	5,087	1,547	5,933	3,858	3,280	(2)	20,293
Trading securities	—	6,582	4,150	6,736	7,709	17,722		42,899
Loans	24,803	73,043	19,589	50,802	3,383	47	(3)	171,667
Other assets	—	—	—	—	—	30,452	(4)	30,452

Total assets	26,530	97,540	27,957	63,527	14,950	55,388		285,892

Deposits	20,906	105,401	29,261	22,697	494	13,913		192,672
Obligations related to securities sold under repurchase agreements	—	27,109	1,577	—	—	—		28,686
Obligations related to securities sold short	—	308	218	3,798	4,137	758		9,219
Subordinated debentures	—	—	281	1,555	825	—		2,661
Other liabilities	—	—	—	—	—	38,040	(4)	38,040
Shareholders’ equity	—	—	—	—	—	14,614	(4)	14,614

Total liabilities and shareholders’ equity	20,906	132,818	31,337	28,050	5,456	67,325		285,892

On-balance sheet gap	5,624	(35,278)	(3,380)	35,477	9,494	(11,937)		—
Off-balance sheet gap	—	3,082	1,868	(4,251)	(699)	—		—

Interest rate sensitivity gap based on contractual repricing	5,624	(32,196)	(1,512)	31,226	8,795	(11,937)		—
Adjustment to expected repricing	15,166	10,190	219	(9,623)	(5,570)	(10,382)		—

Total interest rate sensitivity gap	$20,790	$(22,006)	$(1,293)	$21,603	$3,225	$(22,319)		$—
Cumulative gap	20,790	(1,216)	(2,509)	19,094	22,319	—		—

As at October 31, 2002
Total interest rate sensitivity gap	$22,275	$(13,175)	$(11,556)	$18,581	$3,935	$(20,060)		$—
Cumulative gap	22,275	9,100	(2,456)	16,125	20,060	—		—

(1)	Represents those financial instruments whose interest rates change concurrently with a change in the underlying interest rate basis, for example, prime rate loans.
(2)	This includes financial instruments such as common shares, non-term preferred shares, and shares in associated corporations.
(3)	This includes net impaired loans and the general allowance.
(4)	This includes non-financial instruments.

The tables on the following page summarize average effective yields, by the earlier of the contractual repricing or maturity dates, for the following on-balance sheet rate-sensitive financial instruments (these rates are shown before and after adjusting for the impact of related derivatives used by the Bank for asset/liability risk management purposes).

2003 Scotiabank Annual Report	103

Consolidated Financial Statements

Average effective yields by the earlier of the contractual repricing or maturity dates:

	Unadjusted					Adjusted

	Immediately	Within	Three to	One to	Over
As at October 31, 2003	rate sensitive	3 months	12 months	5 years	5 years	Total	Total(1)

Cash resources	1.9%	2.2%	3.6%	1.4%	—%	2.4%	2.4%
Investment securities(2)	2.7	4.1	5.8	5.3	6.4	5.2	5.1
Trading securities	—	4.6	3.3	3.4	5.1	4.2	4.2
Loans(3)	6.3	4.2	5.3	6.2	7.3	5.3	5.3

Deposits(4)	2.3	2.0	2.8	4.3	4.7	2.5	2.5
Obligations related to securities sold under repurchase agreements(4)	—	2.5	6.9	—	—	2.7	2.7
Obligations related to securities sold short	—	2.6	2.7	3.2	5.1	4.1	4.1
Subordinated debentures(4)	—	—	1.5	6.4	7.5	6.2	4.1

	Unadjusted						Adjusted

	Immediately	Within	Three to	One to	Over
As at October 31, 2002	rate sensitive	3 months	12 months	5 years	5 years	Total	Total(1)

Cash resources	5.8%	3.0%	3.4%	1.8%	—%	3.5%	3.5%
Investment securities(2)	3.4	5.5	5.1	6.3	6.3	5.9	5.8
Trading securities	4.3	5.9	3.5	4.3	6.3	5.2	5.2
Loans(3)	6.1	4.6	5.5	6.9	8.1	5.5	5.5

Deposits(4)	2.1	2.5	2.9	4.7	5.8	2.8	2.8
Obligations related to securities sold under repurchase agreements(4)	—	3.7	4.6	—	—	3.7	3.7
Obligations related to securities sold short	—	2.5	2.8	3.1	5.4	4.1	4.1
Subordinated debentures(4)	—	—	5.3	6.7	6.7	6.2	4.6

(1)	After adjusting for the impact of related derivatives.
(2)	Yields are based on book values, net of the related country risk provision, and contractual interest or stated dividend rates adjusted for amortization of premiums and discounts. Yields on tax-exempt securities have not been computed on a taxable equivalent basis.
(3)	Yields are based on book values, net of allowance for credit losses, and contractual interest rates, adjusted for the amortization of any deferred income.
(4)	Yields are based on book values and contractual interest rates.

c)	Credit exposure

The following table summarizes the credit exposure of the Bank to businesses and governments, net of the allowance for credit losses.

	2003				2002

	Loans and	Derivative	Other
As at September 30 ($ millions)	acceptances(1)	instruments(2)	exposures(3)	Total	Total

By sector:
Resource and manufacturing, excluding automotive	$19,437	$645	$4,080	$24,162	$29,212
Finance and government	8,129	13,913	5,073	27,115	28,587
Other	43,792	1,797	7,858	53,447	59,690

Total	$71,358	$16,355	$17,011	$104,724	$117,489

General allowance(2)(4)				1,457	1,419

				$103,267	$116,070

By geography(5):
Canada	$29,858	$5,806	$5,602	$41,266	$39,893
United States	13,747	5,053	7,653	26,453	34,756
Other International	27,753	5,496	3,756	37,005	42,840

Total	$71,358	$16,355	$17,011	$104,724	$117,489

General allowance(2)(4)				1,457	1,419

				$103,267	$116,070

(1)	Excludes securities purchased under resale agreements.
(2)	Derivative instruments and general allowance are as at October 31.
(3)	Comprises guarantees and letters of credit.
(4)	The remaining $18 (2002 — $56) of the $1,475 (2002 — $1,475) general allowance relates to loans other than business and government loans.
(5)	Geographic segmentation is based upon the location of the ultimate risk of the credit exposure.

104	2003 Scotiabank Annual Report

Consolidated Financial Statements

d)	Anticipatory hedges

In its normal course of business, the Bank may decide to hedge anticipatory transactions such as future foreign revenues and expenses and planned deposit campaigns. As at October 31, 2003, and 2002, there were no material anticipatory hedges outstanding.

22.	Derivative instruments

a)	Notional amounts

The following table provides the aggregate notional amounts of off-balance sheet derivative instruments outstanding by type and segregated between those used by the Bank in its dealer capacity (Trading) and those used in the Bank’s asset/liability risk management process (ALM). The notional amounts of these contracts represent the derivatives volume outstanding and do not represent the potential gain or loss associated with the market risk or credit risk of such instruments. The notional amounts represent the amount to which a rate or price is applied to determine the amount of cash flows to be exchanged. Other derivative contracts — other includes precious metals other than gold, and base metal derivatives.

	2003			2002

As at October 31 ($ millions)	Trading	ALM	Total	Trading	ALM	Total

Interest rate contracts
Exchange-traded:
Futures	$53,630	$29,335	$82,965	$57,397	$12,239	$69,636
Options purchased	15,561	—	15,561	6,690	—	6,690
Options written	2,571	129	2,700	—	—	—

	71,762	29,464	101,226	64,087	12,239	76,326

Over-the-counter:
Forward rate agreements	67,250	23,343	90,593	72,293	51,954	124,247
Swaps	410,343	73,739	484,082	440,096	97,699	537,795
Options purchased	37,131	1,954	39,085	39,336	1,114	40,450
Options written	46,668	1,387	48,055	50,842	51	50,893

	561,392	100,423	661,815	602,567	150,818	753,385

Total	$633,154	$129,887	$763,041	$666,654	$163,057	$829,711

Foreign exchange and gold contracts
Exchange-traded:
Futures	$2,684	$—	$2,684	$2,757	$—	$2,757
Options purchased	69	—	69	2	—	2
Options written	145	—	145	66	—	66

	2,898	—	2,898	2,825	—	2,825

Over-the-counter:
Spot and forwards	177,165	10,067	187,232	201,034	10,153	211,187
Swaps	40,529	11,728	52,257	42,402	11,551	53,953
Options purchased	3,337	—	3,337	4,128	—	4,128
Options written	3,018	—	3,018	4,078	—	4,078

	224,049	21,795	245,844	251,642	21,704	273,346

Total	$226,947	$21,795	$248,742	$254,467	$21,704	$276,171

Other derivative contracts
Equity: over-the-counter	$17,268	$3,330	$20,598	$15,956	$4,399	$20,355
Credit: over-the-counter	15,051	2,301	17,352	10,521	1,624	12,145
Other	2,912	—	2,912	3,342	—	3,342

Total	$35,231	$5,631	$40,862	$29,819	$6,023	$35,842

Total notional amounts outstanding	$895,332	$157,313	$1,052,645	$950,940	$190,784	$1,141,724

2003 Scotiabank Annual Report	105

Consolidated Financial Statements

b)	Remaining term to maturity

The following table summarizes the remaining term to maturity of the notional amounts of the Bank’s derivative instruments by type:

	Within	One to	Over
As at October 31, 2003 ($ millions)	1 year	5 years	5 years	Total

Interest rate contracts
Futures	$65,704	$17,261	$—	$82,965
Forward rate agreements	89,707	886	—	90,593
Swaps	203,954	214,751	65,377	484,082
Options purchased	29,380	23,792	1,474	54,646
Options written	24,394	23,954	2,407	50,755

	413,139	280,644	69,258	763,041

Foreign exchange and gold contracts
Futures	2,130	554	—	2,684
Spot and forwards	172,484	13,468	1,280	187,232
Swaps	17,025	23,543	11,689	52,257
Options purchased	2,637	769	—	3,406
Options written	2,438	725	—	3,163

	196,714	39,059	12,969	248,742

Other derivative contracts
Equity	16,834	3,722	42	20,598
Credit	2,976	13,910	466	17,352
Other	2,665	247	—	2,912

	22,475	17,879	508	40,862

Total	$632,328	$337,582	$82,735	$1,052,645

	Within	One to	Over
As at October 31, 2002 ($ millions)	1 year	5 years	5 years	Total

Interest rate contracts
Futures	$53,652	$15,984	$—	$69,636
Forward rate agreements	114,423	9,824	—	124,247
Swaps	235,950	230,768	71,077	537,795
Options purchased	21,003	24,112	2,025	47,140
Options written	22,649	24,945	3,299	50,893

	447,677	305,633	76,401	829,711

Foreign exchange and gold contracts
Futures	2,103	654	—	2,757
Spot and forwards	195,318	15,047	822	211,187
Swaps	13,204	28,976	11,773	53,953
Options purchased	2,891	1,239	—	4,130
Options written	2,893	1,251	—	4,144

	216,409	47,167	12,595	276,171

Other derivative contracts
Equity	15,985	4,245	125	20,355
Credit	3,271	8,646	228	12,145
Other	2,780	562	—	3,342

	22,036	13,453	353	35,842

Total	$686,122	$366,253	$89,349	$1,141,724

106	2003 Scotiabank Annual Report

Consolidated Financial Statements

c)	Credit risk

As with on-balance sheet assets, derivative instruments are subject to credit risk. Credit risk arises from the possibility that counterparties may default on their obligations to the Bank. However, whereas the credit risk of on-balance sheet assets is represented by the principal amount net of any applicable allowance for credit losses, the credit risk associated with derivatives is normally a small fraction of the notional amount of the derivative instrument. Derivative contracts generally expose the Bank to credit loss if changes in market rates affect a counterparty’s position unfavourably and the counterparty defaults on payment. Accordingly, credit risk of derivatives is represented by the positive fair value of the instrument.

     Negotiated over-the-counter derivatives often present greater credit exposure than exchange-traded contracts. The net change in the exchange-traded contracts is normally settled daily in cash with the exchange. Holders of these contracts look to the exchange for performance under the contract.

     The Bank strives to limit credit risk by dealing with counterparties that it believes are creditworthy, and manages its credit risk for derivatives through the same credit risk process applied to on-balance sheet assets.

     The Bank pursues opportunities to reduce its exposure to credit losses on derivative instruments. These opportunities include entering into master netting arrangements with counterparties. The credit risk associated with favourable contracts is eliminated by a master netting arrangement to the extent that unfavourable contracts with the same counterparty are not settled before favourable contracts.

The following table summarizes the credit exposure of the Bank’s derivatives. The credit risk amount (CRA) represents the estimated replacement cost, or positive fair value, for all contracts without taking into account any master netting or collateral arrangements that have been made. The CRA does not reflect actual or expected losses.

     The credit equivalent amount (CEA) is the CRA plus an add-on for potential future exposure. The add-on amount is based on a formula prescribed in the Capital Adequacy Guideline of the Superintendent. The risk-weighted balance is the CEA multiplied by counterparty risk factors prescribed by this Guideline. Other derivative contracts — other includes precious metals other than gold, and base metal derivatives.

	2003				2002

				Credit
		Credit risk	Potential	equivalent	Risk-	Credit risk	Risk-
	Notional	amount	future	amount	weighted	amount	weighted
	amount	(CRA)	exposure	(CEA)	balance	(CRA)	balance
As at October 31 ($ millions)		(a)	(b)	(a) + (b)

Interest rate contracts
Futures	$82,965	$—	$—	$—	$—	$—	$—
Forward rate agreements	90,593	26	5	31	6	71	22
Swaps	484,082	7,624	1,861	9,485	2,179	11,703	3,260
Options purchased	54,646	530	141	671	167	743	216
Options written	50,755	—	—	—	—	—	—

	763,041	8,180	2,007	10,187	2,352	12,517	3,498

Foreign exchange and gold contracts
Futures	2,684	—	—	—	—	—	—
Spot and forwards	187,232	4,744	2,328	7,072	2,065	2,810	1,557
Swaps	52,257	2,786	2,208	4,994	1,270	1,253	900
Options purchased	3,406	126	65	191	71	99	73
Options written	3,163	—	—	—	—	—	—

	248,742	7,656	4,601	12,257	3,406	4,162	2,530

Other derivative contracts
Equity	20,598	258	1,215	1,473	477	509	545
Credit	17,352	209	772	981	279	155	186
Other	2,912	52	216	268	97	83	112

	40,862	519	2,203	2,722	853	747	843

Total derivatives	$1,052,645	$16,355	$8,811	$25,166	$6,611	$17,426	$6,871

Less: impact of master netting agreements		9,619	3,422	13,041	3,173	10,815	3,277

Total		$6,736	$5,389	$12,125	$3,438	$6,611	$3,594

d)	Fair value

Fair values of exchange-traded derivatives are based on quoted market prices. Fair values of over-the-counter (OTC) derivatives are determined using pricing models, which take into account current market and contractual prices of the underlying instruments, as well as time value and yield curve or volatility factors underlying the positions.

     Trading derivatives are subject to a further valuation adjustment, determined on a portfolio basis, to cover future risks and related costs.

2003 Scotiabank Annual Report	107

Consolidated Financial Statements

The following table summarizes the fair value of derivatives segregated by type and segregated between trading and those derivatives used in the Bank’s asset/liability risk management process (ALM).

	2003		2003		2002

	Average fair value(1)		Year-end fair value		Year-end fair value

As at October 31 ($ millions)	Favourable	Unfavourable	Favourable	Unfavourable	Favourable	Unfavourable

Trading
Interest rate contracts
Forward rate agreements	$23	$21	$18	$30	$45	$29
Swaps	9,604	8,577	7,159	6,068	10,725	9,646
Options	652	846	520	686	739	932

	10,279	9,444	7,697	6,784	11,509	10,607

Foreign exchange and gold contracts
Forwards	4,111	3,885	4,704	4,624	2,686	2,324
Swaps	1,393	1,728	2,435	2,203	840	1,765
Options	118	145	126	181	99	105

	5,622	5,758	7,265	7,008	3,625	4,194

Other derivative contracts
Equity	326	540	134	711	454	477
Credit	118	131	160	196	150	144
Other	77	71	52	59	83	78

	521	742	346	966	687	699

Trading derivatives’ market valuation	$16,422	$15,944	$15,308	$14,758	$15,821	$15,500

ALM(2)
Interest rate contracts
Forward rate agreements			$8	$7	$26	$45
Swaps			465	781	978	795
Options			10	—	4	—

			483	788	1,008	840

Foreign exchange and gold contracts
Forwards			40	139	124	52
Swaps			351	1,165	413	287
Options			—	—	—	—

			391	1,304	537	339

Other derivative contracts
Equity			124	22	55	19
Credit			49	3	5	11
Other			—	—	—	—

			173	25	60	30

Total ALM derivatives’ market valuation			$1,047	$2,117	$1,605	$1,209

Total gross fair values before netting			$16,355	$16,875	$17,426	$16,709

Less: impact of master netting agreements			9,619	9,619	10,815	10,815

Total derivatives’ market valuation			$6,736	$7,256	$6,611	$5,894

(1)	The average fair value of trading derivatives’ market valuation for the year ended October 31, 2002 was: favourable $14,561 and unfavourable $14,350. Average fair value amounts are based on month-end balances.

(2)	The fair values of these derivative financial instruments wholly or partially offset the changes in fair values of related on-balance sheet financial instruments.

23. Argentine charges

In the first quarter of fiscal 2002, a significant provision for credit losses and other charges were recorded against the Bank’s operations in Scotiabank Quilmes and against cross-border Argentine risk, as a result of the extraordinary political and economic upheaval in Argentina.

     In September, 2002, Scotiabank Quilmes ceased operations following the finalization of arrangements with the Argentine financial authorities and other private sector institutions. Based on these arrangements, certain deposits were transferred to the government along with an equivalent amount of sovereign loans. The remaining assets and liabilities were assumed by other local financial institutions or placed in an Argentine liquidating trust.

     In the fourth quarter of 2002, as the Bank no longer had control of Scotiabank Quilmes, the remaining assets, liabilities and results of operations ceased to be consolidated. At the same time, a loss on disposal was recorded in non-interest expenses of the Consolidated Statement of Income in the International segment. In addition, the Bank recorded an income tax recovery related to the disposal of its investment in Scotiabank Quilmes.

     In fiscal 2003, the Bank continued to reduce its remaining cross-border Argentine risk through loan sales and repayments, resulting in a $64 million recovery of the specific provision for credit losses for these loans. As well, the Bank recorded a net loss on its Argentine securities of $19 million and $31 million charge for a settlement with creditors of Scotiabank Quilmes.

108	2003 Scotiabank Annual Report

Consolidated Financial Statements

Information on the total provision and charges (recovery) recorded against the Bank’s operations in Scotiabank Quilmes and against cross-border Argentine risk assets is provided in the table below:

($ millions)	2003	2002	2001

Provision for (recovery of) credit losses	$(64)	$454	$50
Other income:
Loss on securities	19	20	40
Trading revenues	—	(4)	—
Other(1)	—	87	10
Non-interest expenses:
Loss on disposal of subsidiary operations	31	237 (2)	—

Total provision and charges (recovery) before income taxes	(14)	794	100
Provision for (recovery of) income taxes	3	(254)	(38)

Total provision and charges (recovery)	$(11)	$540	$62

(1)	Reflects the loss from pesofication (impact of converting U.S. dollar-denominated assets and liabilities to Argentine pesos at different and non-market rates, as mandated by the Argentine government).

(2)	Loss on disposal of subsidiary operations in 2002 is net of a $95 foreign exchange gain, which was transferred from cumulative foreign currency translation in the Consolidated Balance Sheet. This foreign exchange gain primarily offsets the foreign exchange loss from the devaluation of the Argentine peso on the allowance for credit losses established in the first quarter of 2002.

24. Acquisitions

a)	Grupo Financiero Scotiabank Inverlat, Mexico

On November 30, 2000, the Bank increased its voting ownership in Grupo Financiero Scotiabank Inverlat (Inverlat) from 10% to 55%. The purchase price for the additional 45% was US $184 million, comprised of the conversion of debentures of US $144 million purchased in 1996, and a US $40 million cash payment by the Bank. The total purchase price for the entire 55% was US $215 million ($320 million). Inverlat is comprised of three main operating companies: a full-service bank, a brokerage house and a foreign exchange operation. The results of Inverlat have been included in the Bank’s income since acquisition. This acquisition was accounted for using the purchase method.

The November 30, 2000, acquisition is summarized in the table below:

($ millions)
Identifiable assets acquired:
Cash and deposits with other banks	$1,812
Securities	3,322
Loans	5,800
Securities purchased under resale agreements	4,749
Intangible assets	18
Other assets	1,196
		$16,897
Less liabilities assumed:
Deposits	$8,059
Obligations related to securities sold under repurchase agreements	7,435
Other liabilities	858
Non-controlling interests in subsidiary	303
		16,655

Net identifiable assets acquired		242
Goodwill		78

Total purchase consideration		$320

     On April 30, 2003, the Bank increased its ownership in Inverlat to 91%. The purchase price for the additional 36% was $465 million, which was paid in cash. This transaction resulted in increases in goodwill of $62 million, other intangible assets of $16 million, and net positive fair value adjustments to other assets of $12 million, as well as a reduction in non-controlling interest in subsidiaries of $375 million.

     The Bank has offered to purchase the remaining 9% of Inverlat, presently held by the non-controlling shareholders, at the same price per share as was paid for the 36% acquired in April 2003. It is expected that this transaction will be completed in the first half of 2004.

b)	Dominican Republic

In the third quarter of 2003, the Bank entered into an agreement to acquire or lease 39 branch locations from Banco Intercontinental in the Dominican Republic for $32 million, with the option to purchase selected credit card, personal and commercial loans. In the fourth quarter, the Bank acquired part of their credit card portfolio for $20 million.

2003 Scotiabank Annual Report	109

Consolidated Financial Statements

25. Sale of business

Effective October 31, 2002, the Bank sold its merchant acquirer and smart-card point-of-sale business to Paymentech Canada. The sale includes debit and credit card payment services and smart card programs offered to merchants across Canada. As a result of this transaction, a gain of $99 million, net of associated expenses, was recorded in 2002 in other income — other in the Consolidated Statement of Income. In 2003, $7 million of additional sales consideration was earned by the Bank. Additional revenue may be earned in future periods.

26. Reconciliation of Canadian and United States generally accepted accounting principles

The consolidated financial statements of the Bank have been prepared in accordance with Canadian GAAP, including the accounting requirements of the Superintendent. The significant measurement differences between Canadian and U.S. GAAP affecting the consolidated financial statements are as follows:

Reconciliation of net income and shareholders’ equity

	Net income			Shareholders' equity
For the year ended October 31
($ millions)	2003	2002	2001	2003	2002	2001

Net income and shareholders’ equity based on Canadian GAAP	$2,477	$1,797	$2,169	$14,614	$14,777	$14,608
Employee future benefits (a)	31	3	(2)	(19)	(25)	(12)
Restructuring costs (b)	(4)	(9)	(5)	26	30	39
Transfers of loans (c)	(32)	(55)	(1)	47	79	134
Derivative instruments and hedging activities (d):
Transition adjustment	—	—	101	124	124	124
Current year adjustments	248	(347)	25	(212)	(377)	(78)
Unrealized gains (losses) on securities reclassified as trading (d)	7	(24)	(4)	(21)	(28)	(4)
Conversion of loans into debt securities (e)	1	18	25	(32)	14	52
Available-for-sale securities (e)	95	(229)	—	925	151	669
Computer software development costs (f)	14	22	27	110	96	74
Non-controlling interest in net income of subsidiaries (g)	(16)	(16)	(16)	(250)	(250)	(250)
Goodwill and other intangibles (h)	—	(76)	—	—	—	—
Other	(13)	—	—	(11)	—	—
Tax effect of above differences	(74)	203	(62)	(298)	(13)	(315)
Future income taxes (k)	13	(13)	(20)	—	(13)	—

Net income and shareholders’ equity based on U.S. GAAP	$2,747	$1,274	$2,237	$15,003	$14,565	$15,041

Preferred dividends paid and other	(62)	(96)	(99)

Net income available to common shareholders based on U.S. GAAP	$2,685	$1,178	$2,138

Earnings per common share based on U.S. GAAP (in dollars):
Basic	$5.32	$2.34	$4.27
Diluted	$5.24	$2.30	$4.20

a)	Employee future benefits

Canadian and U.S. accounting standards for employee future benefits are substantially consistent; however, there continues to be a difference in the charge to income between Canadian and U.S. GAAP, principally due to differences in the amortization of the transitional amounts resulting from differing adoption dates of those standards, and differences in the treatment of the pension valuation allowance.

     Canadian GAAP requires recognition of a pension valuation allowance for any excess of the prepaid benefit expense over the expected future benefit. Changes in the pension valuation allowance are recognized in the Consolidated Statement of Income. U.S. GAAP does not permit recognition of a pension valuation allowance.

     As well, U.S. GAAP requires the excess of any unfunded accumulated benefit obligation (with certain other adjustments) to be reflected as an additional minimum pension liability in the U.S. GAAP Consolidated Balance Sheet with an offsetting adjustment to intangible assets to the extent of unrecognized prior service costs, with the remainder recorded in other comprehensive income.

b)	Restructuring costs

Under Canadian GAAP, restructuring costs incurred for activities initiated prior to April 1, 2003, were accrued as liabilities provided that a restructuring plan detailing all major actions to be taken had been approved by an appropriate level of management, and significant changes to the plan were not likely. Under U.S. GAAP, for activities initiated prior to January 1, 2003, additional criteria were required to have been met prior to accrual, including that certain restructuring costs be incurred within one year from the date of approval of the restructuring plan; the accruals recorded under Canadian GAAP for certain planned restructuring costs not incurred within the one-year time limit are reversed under U.S. GAAP and the costs are expensed as incurred. For restructuring costs incurred for activities initiated after March 31, 2003, Canadian and U.S. GAAP are consistent.

110	2003 Scotiabank Annual Report

Consolidated Financial Statements

c)	Transfers of loans through securitizations

Effective July 1, 2001, the Bank adopted a new Canadian accounting guideline for transfers of loans on a prospective basis. This guideline is consistent with the U.S. standard for transfers of loans adopted on April 1, 2001.

     Prior to the adoption of the new Canadian guideline, transfers of loans were treated as sales under Canadian GAAP when the significant risks and rewards of ownership were transferred. Gains on transfers of loans were recognized immediately, unless there was recourse to the Bank in excess of expected losses, in which case the gains were considered unrealized and deferred until they were collected in cash and there was no recourse to that cash. Under U.S. GAAP, gains on transfers of loans that qualify as sales are recognized in income at the time of sale. There will continue to be differences in Canadian and U.S. GAAP income until the deferred gains related to assets securitized prior to July 1, 2001 have all been recognized in Canadian GAAP income.

     Prior to the harmonization of Canadian and U.S. GAAP, some transfers of assets did not qualify for sale accounting under U.S. GAAP. These transfers have been accounted for as secured lending arrangements under U.S. GAAP. This results in the assets remaining on the U.S. GAAP Consolidated Balance Sheet and in the net spread being recognized in U.S. GAAP income over the term of the loans rather than immediate recognition of a gain.

     In April 2001, the Bank securitized personal loans of $1,064 million, on a revolving basis, resulting in recognition of a net gain on sale of $9 million. The Bank’s retained interest, which consists of its rights to future cash flows, had a fair value on the date of sale of $28 million. The Bank retained servicing responsibilities for which a liability of $2 million was recognized. The key assumptions used to measure fair value at the date of securitization were a prepayment rate of 8.3%, an excess spread of 0.9%, a discount rate of 8.3% and an expected credit loss of 0.3%.

The cash flows from this securitization are summarized below:

For the year ended October 31 ($ millions)	2003	2002	2001

Cash flows received for:
Proceeds from personal loans securitized	$—	$—	$1,047
Servicing fees	5	5	3
Retained interest	8	9	7
Cash outflows for:
Collections reinvested in revolving securitizations	$945	$976	$608

The expected static pool credit losses, which are the sum of the actual and projected future credit losses over the life of the securitization, as a percentage of the original loan pool balance, annualized, were 0.3% (2002 — 0.2%; 2001 — 0.2%).

The key assumptions used in measuring the fair value of the retained interest for this securitization, and the sensitivity of the current fair value of retained interest to a 10% and 20% adverse change to the assumptions are as follows:

As at October 31 ($ millions)	2003	2002

Carrying value of the retained interest ($)	28	28
Fair value of the retained interest ($)	29	29
Weighted average life (in years)	1	1

Prepayment rate (%)	7.4	7.7
Impact on fair value of a 10% adverse change ($)	—	(1)
Impact on fair value of a 20% adverse change ($)	(1)	(1)

Expected credit losses (annual rate) (%)	0.3	0.2
Impact on fair value of a 10% adverse change ($)	—	—
Impact on fair value of a 20% adverse change ($)	—	—

Residual cash flow annual discount rate (%)	6.3	6.3
Impact on fair value of a 10% adverse change ($)	—	—
Impact on fair value of a 20% adverse change ($)	—	—

Excess spread (%)	1.1	1.2
Impact on fair value of a 10% adverse change ($)	(1)	(1)
Impact on fair value of a 20% adverse change ($)	(3)	(2)

The sensitivity measures above are hypothetical and should be used with caution. Other sensitivity estimates should not be extrapolated from those presented above since the relationship between the change in the assumption to the change in fair value is not linear. In addition, changes in a particular assumption and the effect on the fair value of the retained interest is calculated without changing any other assumption; however, the factors are not independent and the actual effects could be magnified or counteracted from the sensitivities presented.

2003 Scotiabank Annual Report	111

Consolidated Financial Statements

d)	Derivative instruments and hedging activities

Under Canadian GAAP, the Bank accounts for derivative instruments held for asset/liability management purposes primarily on an accrual basis. Derivative instruments held for trading purposes are accounted for at fair value with changes in fair value recognized in income.

     The Bank adopted a new U.S. accounting standard on accounting for derivative instruments and hedging activities effective November 1, 2000. This standard requires all derivative instruments to be recognized at fair value in the Consolidated Balance Sheet. U.S. GAAP restricts the types of transactions that qualify for hedge accounting and contains guidance on measuring hedge effectiveness. The change in fair value of a derivative instrument designated as a fair value hedge is offset in U.S. GAAP income against the change in the fair value of the hedged item relating to the hedged risk. The change in fair value of a derivative instrument designated as a cash flow hedge is recorded in other comprehensive income until the revenues or expenses relating to the hedged item are recorded in income. Hedge ineffectiveness and changes in the fair value of derivative instruments that do not qualify as hedges are recognized in income as they arise. The Bank has recorded an after-tax loss of $19 million (2002 — after-tax loss of $7 million; 2001 — after-tax income of $24 million), which represents the ineffective portion of fair value hedges. Certain foreign currency funding transactions that were designated as hedges, for Canadian GAAP, did not meet the strict U.S. hedge criteria. Therefore, the change in the fair value of these transactions has been recognized in U.S. GAAP income.

     U.S. GAAP also requires derivative instruments embedded in financial instruments that are not clearly and closely related to their host instrument to be separated and recorded at their fair value. If an embedded derivative cannot be separated, the entire financial instrument is recorded at fair value. Certain securities with embedded derivatives were reclassified from available-for-sale to trading securities. Under Canadian GAAP, these securities are classified as investment securities.

     The Bank has fair value hedges of interest rate risk relating to its subordinated debentures and available-for-sale securities in addition to cash flow hedges of its variable rate instruments. The Bank expects to reclassify $11 million (2002 — $17 million; 2001 — $30 million) of after-tax losses from accumulated other comprehensive income to earnings as a result of its cash flow hedges within the next twelve months. As at October 31, 2003, 2002 and 2001, the maximum term of cash flow hedges was less than 10 years, 5 years and 3 years, respectively.

     On November 21, 2002, the Bank adopted new U.S. GAAP guidance on accounting for derivative contracts held for trading purposes. Under the new guidance, the unrealized gain or loss arising at the inception of a derivative transaction is recognized in U.S. GAAP income only when the fair value of the derivative is obtained from a quoted market price, supported by comparison to other observable market transactions, or based upon a valuation technique incorporating observable market data. The adoption of the new guidance did not have a material impact on the U.S.GAAP results of the Bank in fiscal 2003.

     Upon adoption of the new U.S. accounting standard on November 1, 2000, the Bank recorded an increase in consolidated assets of $377 million, an increase in consolidated liabilities of $330 million, and reflected a transition adjustment increasing 2001 U.S. GAAP net income by $60 million ($0.12 per share, basic and diluted), net of applicable income taxes, and a charge of $13 million in other comprehensive income.

e)	Securities

U.S. GAAP requires securities to be classified as either trading, held to maturity or available for sale. The Bank has classified all investment securities as available for sale under U.S. GAAP (other than those reclassified to trading on adoption of the U.S. accounting standard on derivative instruments and hedging activities as discussed above), which are carried on the Consolidated Balance Sheet at their fair value. Other-than-temporary declines in the fair value of available-for-sale securities are recognized in U.S. GAAP income based on market values; declines in fair values are generally presumed to be other than temporary if they have persisted over several quarters. Both investment securities and trading securities are required to be accounted for on a trade date basis in the Consolidated Statement of Income and Consolidated Balance Sheet.

     Under U.S. GAAP, unrealized gains and losses on available-for-sale securities, net of related income taxes, are recorded in other comprehensive income until realized. However, commencing in fiscal 2001, as required by the new U.S. standard on accounting for derivative instruments and hedging activities, the unrealized gains and losses on hedged available-for-sale securities are recorded in U.S. GAAP income. Prior to fiscal 2001, the unrealized gains and losses on the derivatives hedging these available-for-sale securities were classified in other comprehensive income until the offsetting gains and losses on the hedged available-for-sale securities were realized.

     Under Canadian GAAP, securities are classified as either trading or investment. The Bank carries investment securities at amortized cost. Other-than-temporary declines in the value of investment securities are recorded in income based on net realizable values; declines in fair values are generally presumed to be other than temporary if conditions indicating impairment have persisted for a more prolonged period of time than under U.S. GAAP. Investment securities and trading securities are accounted for on a settlement date basis in the Consolidated Balance Sheet and on a trade date basis in the Consolidated Statement of Income.

     Under Canadian GAAP, debt securities acquired in a loan restructuring prior to May 1, 2003, were recorded at net book value. Under U.S. GAAP, the debt securities are recorded at their fair value with the difference between the carrying value of the loans and the fair value of the debt securities acquired recorded in income. For debt securities acquired in a loan restructuring after April 30, 2003, Canadian and U.S. GAAP are consistent.

f)	Computer software development costs

U.S. GAAP requires certain internal costs incurred for software development to be capitalized and amortized over the useful life of the software. Under Canadian GAAP, these costs are expensed as incurred.

g)	Non-controlling interest in net income of subsidiaries

On the U.S. GAAP Consolidated Balance Sheet, the preferred shares issued by Scotia Mortgage Investment Corporation, a wholly-owned subsidiary of the Bank, are presented as non-controlling interests. The net income applicable to these non-controlling interests is reflected as a reduction of U.S. GAAP income. Under Canadian GAAP, the Bank includes these preferred shares within the total preferred shares of the Bank in the Consolidated Balance Sheet and the related dividends are reflected as a reduction of net income available to common shareholders.

h)	Goodwill and other intangible assets

As discussed in Note 7, effective November 1, 2001, the Bank adopted the new Canadian and U.S. accounting standards for goodwill and other intangible assets without restatement of prior periods. These standards are substantially consistent except that any transitional impairment charge on the date of adoption is recognized as a charge to opening retained earnings under Canadian GAAP and as a cumulative adjustment to income under U.S. GAAP.

112	2003 Scotiabank Annual Report

Consolidated Financial Statements

On adoption of the new standard, a charge to U.S. GAAP income of $76 million was recognized ($0.15 per share, basic and diluted).

i)	Guarantees

Effective February 2003, the Bank adopted a new Canadian guideline on disclosure of guarantees, as set out in Note 20. The new U.S. standard is consistent with this Canadian guideline, except that it also requires recognition of a liability for the fair value of the obligation assumed at the inception of the arrangement for guarantees issued or modified after December 31, 2002.

     The fair value under U.S. GAAP for guarantees at October 31, 2003 amounted to $78 million. This amount excludes derivative instruments meeting the definition of guarantees, the fair values of which are included in the amounts disclosed in Note 22.

j)	Variable interest entities (VIEs)

In January 2003, a new U.S. standard on the accounting for VIEs was issued. This standard is identical to the new Canadian guideline with the exception of the effective date. Under U.S. GAAP, VIEs created after January 31, 2003 are required to be consolidated where the Bank is the primary beneficiary; there is no material measurement difference as a result of this requirement. For the remaining VIEs, the accounting on a U.S. GAAP basis is effective for the year commencing November 1, 2003. The effects are expected to be materially the same as those described in Note 2 under Canadian GAAP.

k)	Corporate income taxes

Canadian and U.S. accounting standards for corporate income taxes are substantially consistent, except that the effect of changes in income tax rates are recorded under U.S. GAAP when the rate changes are enacted in law, whereas under Canadian GAAP such amounts are recorded when the changes are considered to be substantively enacted.

l)	Non-cash collateral

Under Canadian GAAP, non-cash collateral received as part of securities lending transactions is not recognized in the Consolidated Balance Sheet. Under U.S. GAAP, collateral received for transactions where the Bank lends securities as principal is accounted for as a secured borrowing in the Consolidated Balance Sheet.

m)	Comprehensive income

U.S. GAAP requires a statement of comprehensive income to be included in the financial statements. Comprehensive income includes net income and all changes in equity, net of taxes, for the period except those resulting from investments by and distributions to shareholders. Comprehensive income also includes the foreign currency translation adjustments arising from the consolidation of subsidiaries where the functional currency is other than the reporting currency. Under Canadian GAAP, there is no requirement to present a statement of comprehensive income and the foreign currency translation adjustments pertaining to net investments in foreign subsidiaries are presented in cumulative foreign currency translation in the Consolidated Balance Sheet.

Consolidated statement of comprehensive income

For the year ended October 31 ($ millions)	2003	2002		2001

Net income based on U.S. GAAP	$2,747	$1,274		$2,237
Other comprehensive income, net of income taxes:
Change in unrealized gains and losses on available-for-sale securities(1)	434	(229)		71
Change in unrealized foreign currency translation gains and losses(2)	(1,295)	(137	)(3)	79
Transition adjustment arising from adoption of the new accounting standard for derivative instruments(4)	—	—		(13)
Change in gains and losses on derivative instruments designated as cash flow hedges(5)	24	28		(57)
Change in additional minimum pension liability(6)	(17)	(11)		—

Total other comprehensive income	$(854)	$(349)		$80

Total comprehensive income	$1,893	$925		$2,317

Accumulated other comprehensive income

For the year ended October 31 ($ millions)	2003	2002	2001

Unrealized gains and losses on available-for-sale securities, net of hedging activities	$970	$536	$765
Unrealized foreign currency translation gains and losses	(1,192)	103	240
Derivative instruments	(18)	(42)	(70)
Additional minimum pension liability	(28)	(11)	—

Total accumulated other comprehensive income	$(268)	$586	$935

(1)	Net of income tax expense of $199 (2002 — benefit of $121; 2001 — benefit of $221).

(2)	Net of income tax expense of $25 (2002 — expense of $5; 2001 — benefit of $9).

(3)	Refer to footnotes (4) and (5) of the Consolidated Statement of Changes in Shareholders’ Equity.

(4)	Net of income tax of nil (2002 — nil; 2001 — expense of $36).

(5)	Net of income tax expense of $13 (2002 — expense of $20; 2001 — benefit of $35).

(6)	Net of income tax benefit of $8 (2002 — benefit of $5; 2001 — nil).

Stock-based compensation — Pro-forma disclosures

For U.S. GAAP purposes, the Bank accounted for stock options issued prior to November 1, 2002, using the intrinsic value based method, which did not result in a compensation expense to the Bank. Effective November 1, 2002, the Bank commenced expensing the fair value of stock options on a prospective basis. All stock-based compensation awards are accounted for consistently under both Canadian and U.S. GAAP subsequent to that date.

2003 Scotiabank Annual Report	113

Consolidated Financial Statements

U.S. GAAP requires pro-forma disclosure of net income and earnings per share as if the fair-value-based method had been applied retroactively, as detailed below:

For the year ended October 31
($ millions)	2003	2002	2001

Net income, as reported	$2,747	$1,274	$2,237
Pro-forma fair value of stock options not previously expensed	32	58	53

Pro-forma net income	$2,715	$1,216	$2,184

Earnings per share:
Basic, as reported	$5.32	$2.34	$4.27

Basic, pro-forma	$5.26	$2.22	$4.16

Diluted, as reported	$5.24	$2.30	$4.20

Diluted, pro-forma	$5.17	$2.19	$4.11

In determining the pro-forma disclosures above, the fair value of options granted is estimated as at the date of grant using an option pricing model. The fair value is then amortized over the vesting period. As a result of the retroactive attachment of Tandem SARs to the 2002 employee stock option grants, the 2003 pro-forma disclosures no longer reflect a fair value expense for these employee stock options. The fair value of the fiscal 2002 and 2001 employee stock option grants were $14.11 and $12.01, respectively. Significant assumptions for 2002 and 2001, respectively, were as follows: (i) risk-free interest rate of 5.2% and 5.6%; (ii) expected option life of 6 years for both periods; (iii) expected volatility of 30% and 28%; and (iv) expected dividends of 2.7% and 2.6%.

Condensed consolidated balance sheet

	2003				2002

As at October 31	Canadian			U.S.	Canadian			U.S.
($ millions)	GAAP	Adjustments		GAAP	GAAP	Adjustments		GAAP

Assets
Cash resources	$20,581	$—		$20,581	$20,273	$—		$20,273
Securities
Investment/Available-for-sale	20,293	277	[c,d,e]	20,570	21,602	(105)	[c,d,e]	21,497
Trading	42,899	674	[d,e]	43,573	34,592	762	[d,e]	35,354
Loans	171,667	1,630	[c]	173,297	185,671	2,084	[c]	187,755
Derivative instruments	15,308	1,323	[d]	16,631	15,821	1,829	[d]	17,650
Other	15,144	3,214	(1)	18,358	18,421	(1,023	)(5)	17,398

	$285,892	$7,118		$293,010	$296,380	$3,547		$299,927

Liabilities and shareholders’ equity
Liabilities
Deposits	$192,672	$1,693	[c,d]	$194,365	$195,618	$2,092	[c,d]	$197,710
Derivative instruments	14,758	2,318	[d]	17,076	15,500	1,267	[d]	16,767
Non-controlling interest in subsidiaries	2,326	250	[g]	2,576	1,912	250	[g]	2,162
Other	58,861	2,383	(2)	61,244	64,695	64	(6)	64,759
Subordinated debentures	2,661	85	[d]	2,746	3,878	86	[d]	3,964

	$271,278	$6,729		$278,007	$281,603	$3,759		$285,362

Shareholders’ equity
Capital stock
Preferred shares	$800	$(250)	[g]	$550	$1,275	$(250)	[g]	$1,025
Common shares	3,141	—		3,141	3,002	—		3,002
Retained earnings	11,747	(167	)(3)	11,580	10,398	(446	)(7)	9,952
Cumulative foreign currency translation	(1,074)	1,074	[m]	—	102	(102)	[m]	—
Accumulated other comprehensive income	—	(268	)(4)	(268)	—	586	(8)	586

	$14,614	$389		$15,003	$14,777	$(212)		$14,565

	$285,892	$7,118		$293,010	$296,380	$3,547		$299,927

Note references refer to GAAP differences described above.
(1)	Refer to a, b, c, d, e, f, i, k, l.

(2)	Refer to a, b, c, d, e, i, l.

(3)	Refer to a, b, c, d, e, f, k.

(4)	Refer to a, d, e, m.

(5)	Refer to a, b, c, d, e, f, k.

(6)	Refer to a, b, c, d, e.

(7)	Refer to a, b, c, d, e, f, h, k, m.

(8)	Refer to a, d, e, m.

Future U.S. accounting change

In May 2003, a new U.S. standard on accounting for certain financial instruments with characteristics of both liabilities and equity was issued. This standard requires that under specified circumstances, these instruments be reclassified from equity to liabilities on the balance sheet. This change in accounting is effective for the Bank’s U.S. GAAP reporting for the year commencing November 1, 2003. This pronouncement will not have a material impact on the Bank’s U.S. GAAP consolidated financial statements.

114	2003 Scotiabank Annual Report